As filed with the Securities and Exchange Commission on February 10, 2006
An Exhibit List can be found on page II-4.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
____________________________

FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________

IGNIS PETROLEUM GROUP, INC.
(Name of small business issuer in its charter)

Nevada	1311	16-1728419
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification No.)

100 Crescent Court
7th Floor
Dallas, Texas 75201
(214) 459-8188
(Address and telephone number of principal executive offices and principal place of business)

Michael P. Piazza, Chief Executive Officer
IGNIS PETROLEUM GROUP, INC.
100 Crescent Court
7th Floor
Dallas, Texas 75201
(214) 459-8188
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.001 par value issuable upon conversion of secured convertible debentures	24,900,000	$1.32	$32,868,000	$3,516.88
Common stock, $.001 par value issuable upon exercise of warrants	100,000	$1.32	$132,000	$14.12
Total	25,000,000		$33,000,000	$3,531.00

(1)
Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and exercise of warrants.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on February 8, 2006, which was $1.32 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2006

IGNIS PETROLEUM GROUP, INC.
25,000,000 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 25,000,000 shares of our common stock, including 24,900,000 shares of common stock underlying secured convertible debentures in the face amount of $5,000,000, up to 50,000 shares underlying warrants exercisable at $0.81 per share and up to 50,000 shares underlying warrants exercisable at $0.93 per share. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol “IGPG”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on February 8, 2006, was $1.37.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2006.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by Ignis Petroleum Group, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

-i-

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements.

IGNIS PETROLEUM GROUP, INC.

We are engaged in the exploration, development, and production of crude oil and natural gas properties in the United States. We plan to explore for and develop crude oil and natural gas primarily in the onshore areas of the United States Gulf Coast. Our strategy is to build an energy portfolio that benefits from:

•	the maturing of new petroleum technologies, such as seismic interpretation;
•	the expected increase of oil and gas prices; and
•	the availability of short “outsteps” in the same play as previously-discovered hydrocarbons.

We have acquired six potentially high-value prospects that benefit from either state-of-the-art 3-D seismic data interpretation or other advancing technologies. In addition, we are actively seeking to acquire other prospects, although we currently do not have any contracts or commitments for other prospects. We employ and leverage industry technology, engineering, and operating talent. We may, from time to time, participate in high-value or fast-payback plays for short-term strategic reasons. We outsource lower value activities so that we can focus our efforts on the earliest part of the value chain while leveraging outstanding talent and strategic partnerships to execute our strategy. We believe this approach will allow us to grow our business through rapid identification, evaluation and acquisition of high-value prospects, while enabling us to use specialized industry talent and keep overhead costs to a minimum. We believe this strategy will result in significant growth in our reserves, production and financial strength.

We were an exploration stage from our formation in December 2004 until we earned our first revenues from operations of approximately $92,000 in November 2005. We are engaged in the acquisition, exploration and development of oil and gas resource properties located primarily in the United States Gulf Coast Region. Our ability to generate additional revenues and continue our planned principal business activity is dependent upon our successful efforts to raise additional equity financing and generate significant revenue. We have incurred a net loss of $1,165,715 since our inception through September 30, 2005. The proceeds raised by us may not be sufficient to complete any of the above objectives. These factors raise substantial doubt regarding our ability to continue as a going concern.

Our principal executive offices are located at 100 Crescent Court, 7th Floor, Dallas, Texas 75201 and our telephone number is (214) 459-8188. We are a Nevada corporation.

The Offering

Common stock offered by selling stockholders	Up to 25,000,000 shares, including the following:

	-	24,900,000 shares of common stock underlying secured convertible debentures;

	-	50,000 shares underlying stock purchase warrants exercisable at $0.81 per share; and

	-	50,000 shares underlying stock purchase warrants exercisable at $0.93 per share.

This number represents 50.86% of our current outstanding stock.

Common stock to be outstanding after the offering	Up to 74,154,791 shares

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. However, the selling stockholder is entitled to exercise the warrants on a cashless basis if, after 130 days after filing of this registration statement, the shares of common stock underlying the warrants are not registered for resale pursuant to an effective registration statement or are eligible to be sold under Rule 144(k). In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

Over-The-Counter Bulletin Board Symbol	IGPG

The above information regarding common stock to be outstanding after the offering is based on 49,154,791 shares of common stock outstanding as of January 30, 2006 and assumes the conversion of the debentures and exercise of the warrants.

Explanatory note: On January 5, 2006, we entered into a securities purchase agreement with one accredited investor. Any issuance of shares of common stock pursuant to this agreement that would require us to issue shares of common stock in excess of our authorized capital is contingent upon us obtaining stockholder approval to increase our authorized shares of common stock and filing the certificate of amendment to our articles of incorporation. We intend to file a preliminary information statement with the Securities and Exchange Commission, stating that a majority of our shareholders have authorized the increase in our authorized shares of common stock. We intend on filing the certificate of amendment to our articles of incorporation 20 days after the mailing and filing of a definitive information statement. We are registering 25,000,000 shares of common stock pursuant to this prospectus that are underlying the secured convertible debentures and warrants issued in connection with the securities purchase agreement. Upon filing the certificate of amendment, we will amend this prospectus to include additional shares of common stock that are issuable pursuant to the securities purchase agreement.

SECURED CONVERTIBLE DEBENTURE FINANCING

To obtain funding for our ongoing operations, we entered into a securities purchase agreement with Cornell Capital Partners, LP, an accredited investor, on January 5, 2006, and amended on February 9, 2006, for the sale of $5,000,000 in secured convertible debentures and 5,774,592 warrants. This prospectus relates to the resale of the common stock underlying the secured convertible debentures and warrants. The investor is obligated to provide us with an aggregate of $5,000,000 as follows:

●    $2,500,000 was disbursed on January 5, 2006;

●    $1,500,000 was disbursed on February 9, 2006; and

●    $1,000,000 will be disbursed within two business days prior to the effectiveness of this registration statement.

Accordingly, we have received a total of $4,000,000 pursuant to the securities purchase agreement.

The secured convertible debentures bear interest at 7%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder’s option, at the lower of (i) $0.93 or (ii) 94% of the lowest volume weighted average prices of our common stock, as quoted by Bloomberg, LP, during the 30 trading days immediately preceding the date of conversion. Accordingly, there is no limit on the number of shares into which the secured convertible debentures may be converted. As of February 9, 2006, the lowest intraday trading price for our common stock during the preceding 30 trading days as quoted by Bloomberg, LP was $0.65 and, therefore, the conversion price for the secured convertible debentures was $0.611. Based on this conversion price, the $5,000,000 in secured convertible debentures, excluding interest, were convertible into 8,183,307 shares of our common stock.

In connection with the securities purchase agreement, we agreed to issue Cornell warrants to purchase 3,086,420 shares of our common stock exercisable for a period of five years at an exercise price of $0.81 and warrants to purchase 2,688,172 shares of our common stock, exercisable for a period of five years at an exercise price of $0.93. All of the warrants were issued upon closing. We have the option to force the holder to exercise the warrants, as long as the shares underlying the warrants are registered pursuant to an effective registration statement, if our closing bid price trades above certain levels. In the event that the closing bid price of our common stock is greater than or equal to $1.10 for a period of 15 consecutive trading days prior to the forced conversion, we can force the warrant holder to exercise the warrants exercisable at a price of $0.81. In the event that the closing bid price of our common stock is greater than or equal to $1.23 for a period of 15 consecutive trading days prior to the forced conversion, we can force the warrant holder to exercise the warrants exercisable at a price of $0.93.

The investor has contractually agreed to restrict its ability to convert the secured convertible debentures or exercise the warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of common stock. If the conversion price is less than $0.93, the investor may not convert more than $425,000 of secured convertible debentures in any month, unless we waive such restriction. In the event that the conversion price is equal to or greater than $0.93, there is no restriction on the amount that the investor can convert in any month.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date provided that the closing bid price of our common stock, is less than $0.93 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 15% redemption premium, and accrued interest.

In connection with the securities purchase agreement, we also entered into a registration rights agreement providing for the filing, within 40 days of closing, of a registration statement with the Securities and Exchange Commission registering the common stock issuable upon conversion of the secured convertible debentures and warrants. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than 130 days after filing and to insure that the registration statement remains in effect until the earlier of (i) all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold or (ii) January 5, 2008. In the event of a default of our obligations under the registration rights agreement, including our agreement to file the registration statement no later than February 14, 2006, or if the registration statement is not declared effective by June 15, 2006, we are required pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the secured convertible debentures.

In connection with the securities purchase agreement, we executed a security agreement in favor of the investor granting it a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement states that if an event of default occurs under the secured convertible debentures or security agreements, the investor has the right to take possession of the collateral, to operate our business using the collateral, and has the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

We also agreed, upon obtaining an increase in the number of shares of our authorized common stock, to pledge 18,750,000 shares of common stock to secure the obligations incurred pursuant to the securities purchase agreement. Phillip Buschmann, our Chief Operating Officer and Secretary, and Michael Piazza, our President, Chief Executive Officer and Treasurer, pledged 3,820,000 and 500,000 shares, respectively, of their own shares of our common stock, which pledge will be terminated upon our obtaining the increased in the number of shares of our authorized common stock and pledging 18,750,000 shares of common stock.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have a History Of Losses Which May Continue, Which May Negatively Impact Our Ability to Achieve Our Business Objectives.

We incurred a net loss of $276,240 from December 9, 2004 (date of inception) to June 30, 2005. For the three months ended September 30, 2005, we incurred a net loss of $889,475. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to continue expansion of our revenue. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

Our Independent Auditors Have Expressed Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

In their report dated October 11, 2005, our independent auditors stated that our financial statements for the period December 9, 2004 (date of inception) to June 30, 2005 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations, lack of sufficient working capital and our dependence on outside financing. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increase the difficulty in meeting such goals and such methods may not prove successful.

We Have a Limited Operating History and if We are not Successful in Continuing to Grow Our Business, Then We may have to Scale Back or Even Cease Our Ongoing Business Operations.

We have a limited history of revenues from operations and have limited tangible assets. We have yet to generate positive earnings and we cannot assure you that we will ever operate profitably. Our company has a limited operating history and just recently emerged from the exploration stage. Our success is significantly dependent on a successful acquisition, drilling, completion and production program. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable reserves or operate on a profitable basis. We are in the development stage and potential investors should be aware of the difficulties normally encountered by enterprises in the development stage. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

Because We Are Small and Do Not Have Much Capital, We May Have to Limit our Exploration Activity Which May Result in a Loss of Your Investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, existing reserves may go undiscovered. Without finding reserves, we cannot generate revenues and you will lose your investment.

If We Are Unable to Successfully Recruit Qualified Managerial and Field Personnel Having Experience in Oil and Gas Exploration, We May Not Be Able to Continue Our Operations.

In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and field personnel having experience in the oil and gas exploration business. Competition for qualified individuals is intense. We may not be able to find, attract and retain existing employees and we may not be able to find, attract and retain qualified personnel on acceptable terms.

As Most of Our Properties are in the Exploration and Development Stage, We May Not Establish Commercial Discoveries on Such Properties.

Exploration for economic reserves of oil and gas is subject to a number of risk factors. Few properties that are explored are ultimately developed into producing oil and/or gas wells. All but one of our properties are in the exploration and development stage only and are without proven reserves of oil and gas. On one of our properties, oil was recently discovered and has begun to produce revenues. We may not establish commercial discoveries on any other of our properties.

The Potential Profitability of Oil and Gas Ventures Depends Upon Factors Beyond Our Control.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control. For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls, or any combination of these and other factors, and respond to changes in domestic, international, political, social, and economic environments. Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project. These changes and events may materially affect our financial performance.

Adverse weather conditions can also hinder drilling operations. A productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or gas from the well. In addition, production from any well may be unmarketable if it is impregnated with water or other deleterious substances. The marketability of oil and gas which may be acquired or discovered will be affected by numerous factors beyond our control. These factors include the proximity and capacity of oil and gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection. These factors cannot be accurately predicted and the combination of these factors may result in us not receiving an adequate return on invested capital.

The Oil And Gas Industry Is Highly Competitive And There Is No Assurance That We Will Be Successful In Acquiring Leases.

The oil and gas industry is intensely competitive. We compete with numerous individuals and companies, including many major oil and gas companies, which have substantially greater technical, financial and operational resources and staffs. Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds. We cannot predict if the necessary funds can be raised or that any projected work will be completed.

The Marketability of Natural Resources Will be Affected by Numerous Factors Beyond Our Control Which May Result in Us not Receiving an Adequate Return on Invested Capital to be Profitable or Viable.

The marketability of natural resources which may be acquired or discovered by us will be affected by numerous factors beyond our control. These factors include market fluctuations in oil and gas pricing and demand, the proximity and capacity of natural resource markets and processing equipment, governmental regulations, land tenure, land use, regulations concerning the importing and exporting of oil and gas and environmental protection regulations. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital to be profitable or viable.

Oil and Gas Operations are Subject to Comprehensive Regulation Which May Cause Substantial Delays or Require Capital Outlays in Excess of Those Anticipated Causing an Adverse Effect on Our Company.

Oil and gas operations are subject to federal, state, and local laws relating to the protection of the environment, including laws regulating removal of natural resources from the ground and the discharge of materials into the environment. Oil and gas operations are also subject to federal, state, and local laws and regulations which seek to maintain health and safety standards by regulating the design and use of drilling methods and equipment. Various permits from government bodies are required for drilling operations to be conducted; no assurance can be given that such permits will be received. Environmental standards imposed by federal or local authorities may be changed and any such changes may have material adverse effects on our activities. Moreover, compliance with such laws may cause substantial delays or require capital outlays in excess of those anticipated, thus causing an adverse effect on us. Additionally, we may be subject to liability for pollution or other environmental damages which we may elect not to insure against due to prohibitive premium costs and other reasons. To date we have not been required to spend any material amount on compliance with environmental regulations. However, we may be required to do so in future and this may affect our ability to expand or maintain our operations.

Exploration and Production Activities are Subject to Environmental Regulations Which May Prevent or Delay the Commencement or Continuance of Our Operations.

In general, our exploration and production activities are subject to federal, state and local laws and regulations relating to environmental quality and pollution control. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuance of a given operation. Compliance with these laws and regulations has not had a material effect on our operations or financial condition to date. Specifically, we are subject to legislation regarding emissions into the environment, water discharges and storage and disposition of hazardous wastes. In addition, legislation has been enacted which requires well and facility sites to be abandoned and reclaimed to the satisfaction of state authorities. However, such laws and regulations are frequently changed and we are unable to predict the ultimate cost of compliance. Generally, environmental requirements do not appear to affect us any differently or to any greater or lesser extent than other companies in the industry.

We believe that our operations comply, in all material respects, with all applicable environmental regulations. Our operating partners maintain insurance coverage customary to the industry; however, we are not fully insured against all possible environmental risks.

Exploratory Drilling Involves Many Risks and We May Become Liable for Pollution or Other Liabilities Which May Have an Adverse Effect on Our Financial Position.

Drilling operations generally involve a high degree of risk. Hazards such as unusual or unexpected geological formations, power outages, labor disruptions, blow-outs, sour gas leakage, fire, inability to obtain suitable or adequate machinery, equipment or labor, and other risks are involved. We may become subject to liability for pollution or hazards against which it cannot adequately insure or which it may elect not to insure. Incurring any such liability may have a material adverse effect on our financial position and operations.

Any Change to Government Regulation/Administrative Practices May Have a Negative Impact on Our Ability to Operate and Our Profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on our business.

The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitably.

Risks Relating to Our Current Financing Arrangement:

There Are a Large Number of Shares Underlying Our Secured Convertible Debentures and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of February 6, 2006, we had 49,154,791 shares of common stock issued and outstanding, secured convertible debentures issued and outstanding that may be converted into 4,091,654 shares of common stock based on current market prices and outstanding warrants to purchase 5,774,592 shares of common stock. In addition, we have an obligation pursuant to a securities purchase agreement we entered into in January 2006 to issue additional secured convertible debentures that may be converted into 4,091,654 shares of our common stock based on current market prices. All of the shares, including all of the shares issuable upon conversion of the secured convertible debentures and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Secured Convertible Debentures Could Require Us to Issue a Substantially Greater Number of Shares, Which Will Cause Dilution to Our Existing Stockholders.

Our obligation to issue shares upon conversion of our secured convertible debentures is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of our secured convertible debentures (excluding accrued interest), based on market prices 25%, 50% and 75% below the market price, as of February 7, 2006 of $1.26.

			Number	% of
% Below	Price Per	With Discount	of Shares	Outstanding
Market	Share	at 6%	Issuable	Stock

25%	$0.945	$0.8883	5,628,730	10.27%
50%	$0.63	$0.5922	8,443,094	14.66%
75%	$0.315	$0.2961	16,886,188	25.57%

As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible debentures will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price Feature of Our Secured Convertible Debentures May Encourage Investors to Make Short Sales in Our Common Stock, Which Could Have a Depressive Effect on the Price of Our Common Stock.

The secured convertible debentures are convertible into shares of our common stock at a 6% discount to the trading price of the common stock prior to the conversion. The downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. Short sales by investors could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion of secured convertible debentures, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance of Shares Upon Conversion of the Secured Convertible Debentures and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the secured convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although Cornell Capital Partners, LP may not convert their secured convertible debentures if such conversion would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent Cornell Capital Partners, LP from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, Cornell Capital Partners, LP could sell more than their limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued upon conversion of the secured convertible debentures which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

In the Event that Our Stock Price Declines, the Shares of Common Stock Allocated for Conversion of the Secured Convertible Debentures and Registered Pursuant to this Registration Statement may not be Adequate and we may be Required to File a Subsequent Registration Statement Covering Additional Shares. If the Shares we have Allocated and are Registering Herewith are not Adequate and we are Required to File an Additional Registration Statement, we may Incur Substantial Costs in Connection Therewith.

Based on our current market price and the potential decrease in our market price as a result of the issuance of shares upon conversion of the secured convertible debentures, we have made a good faith estimate as to the amount of shares of common stock that we are required to register and allocate for conversion of the secured convertible debentures. Accordingly, we have allocated and registered 24,900,000 shares to cover the conversion of the secured convertible debentures. In the event that our stock price decreases, the shares of common stock we have allocated for conversion of the secured convertible debentures and are registering hereunder may not be adequate. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

If we are Required for any Reason to Repay Our Outstanding Secured Convertible Debentures, We Would be Required to Deplete Our Working Capital, if Available, or Raise Additional Funds. Our Failure to Repay the Convertible Debentures, if Required, Could Result in Legal Action Against us, Which Could Require the Sale of Substantial Assets.

In January 2006, we entered into a securities purchase agreement for the sale of $5,000,000 principal amount of secured convertible debentures. The secured convertible debentures are due and payable, with 7% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Although we currently have $4,000,000 secured convertible debentures outstanding, the investors are obligated to purchase additional secured convertible debentures in the aggregate of $1,000,000. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the securities purchase agreement or related secured convertible debentures, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us and the delisting of our common stock could require the early repayment of the secured convertible debentures, including default interest rate on the outstanding principal balance of the secured convertible debentures if the default is not cured with the specified grace period. We anticipate that the full amount of the secured convertible debentures will be converted into shares of our common stock, in accordance with the terms of the secured convertible debentures. If we were required to repay the secured convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the secured convertible debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an Event of Default Occurs under the Securities Purchase Agreement, Secured Convertible Debentures or Security Agreements, the Investor Could Take Possession of all Our Goods, Inventory, Contractual Rights and General Intangibles, Receivables, Documents, Instruments, Chattel Paper, and Intellectual Property.

In connection with the securities purchase agreement, we executed a security agreement in favor of the investor granting it a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement states that if an event of default occurs under the securities purchase agreement, secured convertible debentures or security agreement, the investor has the right to take possession of the collateral, to operate our business using the collateral, and has the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

Risks Relating to Our Common Stock:

If We Fail to Remain Current in Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. However, the selling stockholder is entitled to exercise the warrants on a cashless basis if, after 130 days after filing of this registration statement, the shares of common stock underlying the warrants are not registered for resale pursuant to an effective registration statement or are eligible to be sold under Rule 144(k). In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to April 18, 2005, there was no trading market for our common stock. Our common stock was approved for trading on the National Association of Securities Dealers' Over-The-Counter Bulletin Board on April 18, 2005 under the symbol "SHRV". Our symbol was changed to "IGPG" effective July 14, 2005 to reflect our name change to Ignis Petroleum Group, Inc. The following table sets forth the quarterly high and low bid information for our common stock as reported by the National Association of Securities Dealers' Over-The-Counter Bulletin Board for the periods indicated below. The over-the-counter quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The reported bid prices reflect the 5 for 1 stock dividend that occurred on June 15, 2005.

	Fiscal Year 2005		Fiscal Year 2006
	High	Low	High	Low
First Quarter	xxx	xxx	$2.88	$0.98
Second Quarter	xxx	xxx	$2.73	$0.65
Third Quarter	xxx	xxx	$1.63 (1)	$0.65 (1)
Fourth Quarter	$12.00	$0.98	xxx	xxx

(1)	As of February 6, 2006.

Holders

As of January 30, 2006, we had approximately 43 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Empire Stock Transfer, Inc., 7251 West Lake Mead Blvd., Suite 300, Las Vegas, Nevada 89128.

On June 15, 2005, we declared a stock dividend of five shares of common stock for each one share of common stock outstanding. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as our Board of Directors deem relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus. See “Risk Factors.”

Plan of Operations

Our strategy is to identify and acquire prospects with high-return potential and significant in-field development and expansion opportunities. We hope to accomplish this through a disciplined approach and a rigorous process of screening and evaluating projects. We seek to apply the most advanced technologies and methods with staff, consultants, and operating partners having proven track records. Our strategy emphasizes the following core elements:

•	Focused geography;
•	Technological expertise;
•	Experienced team;
•	Prospects with attractive risk to reward balance;
•	Control over value-added activities; and
•	Conservative financial and cost structure.

Focused Geography

We intend to focus on specific geographic areas primarily along the onshore United States Gulf Coast. We believe that substantial undiscovered reserves remain in this region. Because of significant existing 3-D seismic data, numerous industry participants are currently engaged in the reprocessing and review of these data to identify prospective acreage. In addition, the major and large independent oil companies are focusing less on such areas as they are engaged in seeking “elephant” fields in the offshore and international areas. At present we own six prospects and we intend to initially focus our resources primarily to develop those opportunities. In the future, we intend to generate prospects both internally and in partnership with others to take advantage of area-specific expertise gained by exploration specialists over the past few decades.

Technological expertise

We seek to explore and add reserves primarily through the use of advancing technologies such as advanced 3-D seismic visualization and interpretation techniques, and sub-surface and production information from nearby wells. These techniques enable our exploration team and partners to analyze and reprocess 3-D seismic information to identify important attributes or patterns in the data that were overlooked using 2-D seismic or less-advanced processing techniques. Such technology also enables us to better place our wells to maximize field production while minimizing costs. We are also focusing on prospects analogous to nearby prolific fields within similar geological formations.

The application of new and evolving technologies has resulted in greater economic success in oil and gas exploration as evidenced by recent dramatic increases in the percentage of successful exploratory wells. These technologies are best tapped and applied by teams of experienced operators and specialist consultants. We are taking such an approach. Three-dimensional (3-D) seismic is one technology that continues to allow geoscientists to better identify reserves that can be targeted for development. The use of 3-D seismic, coupled with maturing time- and depth stack data-processing techniques, is revealing previously-hidden fault blocks and showing more precisely, potentially highly productive pay zones. 3-D seismic allows geoscientists to more accurately tie well log data from nearby discoveries to the seismic information and place new wells more accurately, thereby resulting in more productive developments at lower costs. Advances in well engineering have also contributed to lowering well costs. For example, better casing design and selection and control of drilling fluids allow wells to be “purpose built,” thus reducing the chance of “downhole” problems while enhancing production performance. The combination of greater drilling success, purpose built well designs and higher oil and gas prices are expected to continually provide us with return-rich opportunities.

Experienced team

We have assembled a highly talented team of professionals with executive, exploration, engineering and financial experience. We intend to employ personnel with specialized geological, geophysical and other technical expertise to carry out the most crucial value-added functions. We seek to attract and retain a high-quality workforce by offering an entrepreneurial team-oriented environment, equity ownership and performance-based compensation programs.

Michael Piazza, President, Chief Executive Officer, Treasurer and Director. Mr. Piazza is a highly-experienced professional with a successful track record of more than 25 years in the petroleum industry. His expertise includes senior executive and financial leadership, management consulting, and engineering. He has worked for both blue-chip multinationals and independents. Graduating from MIT with a B.S. degree in Engineering and University of California, Berkeley with an M.S. degree in Engineering, Mr. Piazza began his career with Exxon, where he worked as an engineer in their offshore production division, earning two patents during his tenure. After six years, Mr. Piazza decided to expand on his engineering background and obtained an MBA in Finance (with distinction) from NYU-Stern. Amerada Hess hired Mr. Piazza, where he worked in its corporate planning group as well as its upstream and downstream operations. Mr. Piazza then joined McKinsey & Company where he was a management consultant in its petroleum practice for over five years, delivering substantial increases in corporate growth and performance to clients worldwide. Most recently, Mr. Piazza was CFO of an independent petroleum company where he was responsible for financial management and control, transportation operations, and business development activities including acquisitions, and equity and debt financings. During his tenure as CFO, he was instrumental in increasing the company’s revenues to over $550 million in 2005 from $300 million in 2003. Mr. Piazza is also a Certified Management Accountant.

Philipp Buschmann, Founder, Chief Operating Officer, Secretary and Director. Mr. Buschmann founded Ignis Petroleum Corporation following his tenure with Booz Allen Hamilton where he provided management consulting services to numerous Fortune 500 companies and governments. His expertise is in the fields of finance, technology, project management and start-ups. Before working at Booz Allen Hamilton, Mr. Buschmann was a project manager for Razorfish, where he was involved in consulting for financial institutions. As a bi-lingual German/English speaker, Mr. Buschmann was instrumental in growing Razorfish’s European presence during their start-up phase. He experienced the massive growth from a single office, 120-employee firm to an international, multi-office, 2,500-employee organization. Mr. Buschmann holds an MBA from the London Business School and a B.A. from Tufts University (cum laude).

Timothy Hart, Chief Financial Officer. Mr. Hart, CPA, is an accomplished certified public accountant, with over 26 years experience in all aspects of accounting and financial reporting. Mr. Hart held a senior management positions with KPMG Peat Marwick/KMG Main Hurdman, one of the world’s largest international public accounting firms.

Alexander Kulpecz, Executive Advisor. Mr. Kulpecz is highly respected in the energy sector and has over 30 years experience gained at the highest levels within some of the world's major companies. Mr. Kulpecz began his career during the drilling boom of the 1970’s with Shell Oil in their Onshore Production Division where he selected and drilled wells in the Texas, Louisiana, and Alabama Gulf Coast areas finding significant quantities of oil and gas. Mr. Kulpecz worked his way up to the position of Executive Director of Shell International Gas, Power and Coal, and he led the reorganization of Shell’s global E&P business.

Frederick C. Stein, Operations Advisor. Mr. Stein is an accomplished petroleum engineer and operations manager with over 35 years experience in senior level management within Shell Oil Company and Pennzoil/Devon Energy. He developed and ran oil and gas fields both onshore and offshore in both domestic and international arenas. Over a 25 year career with Shell, his responsibilities ranged from production, reservoir, drilling and petrophysical engineering to direct management of drilling and field operations.

Joseph Gittelman, Exploration Advisor. Mr. Gittelman is an industry professional with over 35 years of international experience in oil and gas exploration, development and operations. Among his credentials, Mr. Gittelman enjoyed a 27-year career with Shell Oil Company, serving in a variety of senior technical, operational and management capacities. Mr. Gittelman also served as General Manager of Shell Western Exploration & Production from 1988 to 1994, where he was responsible for managing Shell’s domestic lower 48 onshore and Alaska exploration programs.

Netherland Sewell & Associates, Inc., Petroleum Consultants. NSAI provides us with integrated consulting services, including encompassing geophysics, geology, petrophysics, engineering, reservoir modeling and economics. NSAI has performed geophysical, geologic and engineering studies for leading major integrated petroleum companies, both small and large independent oil and gas companies, and various financial institutions and government agencies of reservoirs around the globe. NSAI has credibility within the financial community and is known for the quality of its reserves and cash flow estimates.

Prospects with attractive risk to reward balance

We plan to grow reserves through drilling a balanced portfolio of prospects. We will retain the majority of the interests in those prospects that we believe will have a highly attractive risk to reward balance and where we have high confidence in its success. Such prospects will have a high expected net present value relative to capital investment. Additionally, we will sell a portion of our interests in prospects that involve higher costs and greater risks, to industry partners. This will mitigate our exploration risk and fund the anticipated capital requirements and will enable us to gain access, through trades of property interest, to our partners’ prospects in order to diversify our exploratory program.

Control over value-added activities

In our participation agreements with industry partners, we seek to exercise control over what we believe are the most critical functions in the exploration process. These functions include:

•	Identification, evaluation and acquisition of prospects;
•	Creation of development plans and design of drill sites;
•	Management of portfolio risk; and
•	Direction of critical reservoir management and production operations activities.

Our approach is to perform the day to day field operations activities by contracting experienced operators with proven track records.

Conservative financial and cost structure

We believe that a conservative financial structure is crucial to consistent, positive financial results. This has benefits for the management of cyclical swings in the industry and enables us to move quickly to take advantage of acquisition and drilling opportunities. In order to maximize our financial flexibility while improving overall stockholder returns, we plan to maintain a conservative debt-to-capital ratio. We seek to fund most of our ongoing capital expenditures from operating cash flow, reserving our debt capacity for potential investment opportunities that will profitably add to our program. Part of a sound financial structure is constant attention to costs, both operating and overhead. We will work to control our operating and overhead costs, and institute a formal, disciplined capital budgeting process. We will, wherever practicable, use partnerships to leverage our resources and enhance our ability to meet objectives.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2005, we had working capital of $109,656, resulting primarily from our cash and cash equivalents of $187,008 at quarter end. For the three months ended September 30, 2005, we generated a net cash flow deficit from operating activities of $1,361,194. Cash used in investing activities totaled $54,993, which was primarily utilized for the purchase of oil and gas properties. Cash provided by financing activities totaled $1,458,131; $1,450,000 from the sale of shares of our common stock.

We expect significant capital expenditures during the next 12 months, contingent upon raising capital. These anticipated expenditures are for seismic data acquisitions, land and drilling rights acquisitions, drilling programs, overhead and working capital purposes. We have sufficient funds to conduct our operations for a few months, but not for 12 months or more. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

By adjusting our operations and development to the level of capitalization, we believe we have sufficient capital resources to meet projected cash flow deficits. However, if during that period or thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

We presently do not have any available credit, bank financing or other external sources of liquidity. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. We will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. We cannot assure you that we will be successful in obtaining additional funding.

We will still need additional investments in order to continue operations to cash flow break even. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and a downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

To date, we have generated minimal revenues from our oil and gas properties and have incurred operating losses in every quarter. Our registered independent auditors have stated in their report dated October 11, 2005, that we are dependent on outside financing, lack sufficient working capital, and have incurred recurring losses from operations. These factors among others may raise substantial doubt about our ability to continue as a going concern.

To obtain funding for our ongoing operations, we entered into a securities purchase agreement with Cornell Capital Partners, LP, an accredited investor, on January 5, 2006 and amended on February 9, 2006, for the sale of $5,000,000 in secured convertible debentures and 5,774,592 warrants. This prospectus relates to the resale of the common stock underlying the secured convertible debentures and warrants. The investors are obligated to provide us with an aggregate of $5,000,000 as follows:

●	$2,500,000 was disbursed on January 5, 2006;

●	$1,500,000 was disbursed on February 9, 2006;

●	$1,000,000 will be disbursed two business days prior to the effectiveness of this registration statement.

Accordingly, we have received a total of $4,000,000 pursuant to the securities purchase agreement.

The secured convertible debentures bear interest at 7%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder’s option, at the lower of (i) $0.93 or (ii) 94% of the lowest volume weighted average prices of our common stock, as quoted by Bloomberg, LP, during the 30 trading days immediately preceding the date of conversion. Accordingly, there is no limit on the number of shares into which the secured convertible debentures may be converted. As of February 8, 2006, the lowest intraday trading price for our common stock during the preceding 30 trading days as quoted by Bloomberg, LP was $0.65 and, therefore, the conversion price for the secured convertible debentures was $0.611. Based on this conversion price, the $5,000,000 in secured convertible debentures, excluding interest, were convertible into 8,183,307 shares of our common stock.

In connection with the securities purchase agreement, we agreed to issue Cornell warrants to purchase 3,086,420 shares of our common stock exercisable for a period of five years at an exercise price of $0.81 and warrants to purchase 2,688,172 shares of our common stock, exercisable for a period of five years at an exercise price of $0.93. All of the warrants were issued upon closing. We have the option to force the holder to exercise the warrants, as long as that the shares underlying the warrants are registered pursuant to an effective registration statement, if our closing bid price trades above certain levels. If the closing bid price of our common stock is greater than or equal to $1.10 for a period of 15 consecutive trading days prior to the forced conversion, we can force the warrant holder to exercise the warrants exercisable at a price of $0.81. If the closing bid price of our common stock is greater than or equal to $1.23 for a period of 15 consecutive trading days prior to the forced conversion, we can force the warrant holder to exercise the warrants exercisable at a price of $0.93.

The investor has contractually agreed to restrict its ability to convert the secured convertible debentures or exercise the warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of common stock. If the conversion price is less than $0.93, the invetor may not convert more than $425,000 of secured convertible debentures in any month, unless we waive such restriction. In the event that the conversion price is equal to or greater than $0.93, there is no restriction on the amount that the investor can convert in any month.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date if the closing bid price of our common stock, is less than $0.93 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 15% redemption premium, and accrued interest.

In connection with the securities purchase agreement, we also entered into a registration rights agreement providing for the filing, within 40 days of closing, of a registration statement with the Securities and Exchange Commission registering the common stock issuable upon conversion of the secured convertible debentures and warrants. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than 130 days after filing and to insure that the registration statement remains in effect until the earlier of (i) all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold or (ii) January 5, 2008. In the event of a default of our obligations under the registration rights agreement, including our agreement to file the registration statement no later than February 14, 2006, or if the registration statement is not declared effective by June 15, 2006, we are required pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the secured convertible debentures.

In connection with the securities purchase agreement, we executed a security agreement in favor of the investor granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement states that if an event of default occurs under the secured convertible debentures or security agreements, the investor has the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

We also agreed, upon obtaining an increased in the number of shares of our authorized common stock, to pledge 18,750,000 shares of common stock to secure the obligations incurred pursuant to the securities purchase agreement. Phillip Buschmann, our Chief Operating Officer and Secretary, and Michael Piazza, our President, Treasurer and Chief Executive Officer, pledged 3,820,000 and 500,000 shares, respectively, of their own shares of our common stock, which pledge will be terminated upon our obtaining the increased in the number of shares of our authorized common stock and pledging 18,750,000 shares of common stock.

CRITICAL ACCOUNTING POLICIES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. We cannot determine future events and their effects with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results inevitably will differ from those estimates, and such difference may be material to our financial statements. We believe that the following discussion addresses our Critical Accounting Policies.

Depreciation, depletion and amortization, based on cost less estimated salvage value of the asset, are primarily determined under either the unit-of-production method or the straight-line method, which is based on estimated asset service life taking obsolescence into consideration. Maintenance and repairs, including planned major maintenance, are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired.

We use the “successful efforts” method to account for our exploration and production activities. Under this method, costs are accumulated on a field-by-field basis with certain exploratory expenditures and exploratory dry holes being expensed as incurred. Costs of productive wells and development dry holes are capitalized and amortized on the unit-of-production method for each field.

Acquisition costs of proved properties are amortized using a unit-of-production method, computed on the basis of total proved oil and gas reserves. Significant unproved properties are assessed for impairment individually and valuation allowances against the capitalized costs are recorded based on the estimated economic chance of success and the length of time that we expect to hold the properties. The valuation allowances are reviewed at least annually. Other exploratory expenditures are expensed as incurred.

Production costs are expensed as incurred.

Proved oil and gas properties held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

Liabilities for environmental costs are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. These liabilities are not reduced by possible recoveries from third parties, and projected cash expenditures are not discounted.

We accrue for contingencies in accordance with Statement of Accounting Standards ("SFAS") No. 5, "Accounting for Contingencies," when it is probable that a liability or loss has been incurred and the amount can be reasonably estimated. Contingencies by their nature relate to uncertainties that require our exercise of judgment both in assessing whether or not a liability or loss has been incurred and estimating the amount of probable loss.

We account for income taxes in accordance with SFAS No.109. Since we are in the development stage, our deferred tax assets are not expected to be utilized in the future. We have provided a full valuation allowance against the assets.

BUSINESS

Our History

We were incorporated in Nevada as Sheer Ventures, Inc. on April 30, 2004.

Prior to May 2005, we were a development stage company engaged in the acquisition and exploration of mineral properties with a view toward exploiting any mineral deposits we discovered that demonstrated economic feasibility. On May 16, 2005, we consummated a stock exchange whereby we issued 1,600,000 shares of our common stock in exchange for all of the issued and outstanding shares of common stock of Ignis Petroleum Corporation, a development stage oil and gas company. As a result of the stock exchange, Ignis Petroleum Corporation became our wholly owned subsidiary. The stock exchange was accounted for as a reverse acquisition in which we were acquired by Ignis Petroleum Corporation in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations.” Also on May 16, 2005, and in connection with the stock exchange, D.B. Management Ltd., a corporation owned and controlled by Doug Berry, who was then our sole officer and sole director, sold an aggregate of 1,940,000 shares of our common stock to six individuals, including Philipp Buschmann, the sole officer and sole director of Ignis Petroleum Corporation, for $0.10 per share for a total purchase price of $194,000.

On July 11, 2005, we changed our name to Ignis Petroleum Group, Inc. Collectively, Ignis Petroleum Group, Inc. (f/k/a Sheer Ventures, Inc.) and Ignis Petroleum Corporation, are referred to in this prospectus as "We", "Us", "Our" or the "Company".

Our Operations

We are engaged in the exploration, development, and production of crude oil and natural gas properties in the United States. We plan to explore for and develop crude oil and natural gas primarily in the onshore areas of the United States Gulf Coast. Our strategy is to build an energy portfolio that benefits from:

•	the maturing of new petroleum technologies, such as seismic interpretation;
•	the expected increase of oil and gas prices; and
•	the availability of short “outsteps” in the same play as previously-discovered hydrocarbons.

We have acquired six potentially high-value prospects that benefit from state-of-the-art 3-D seismic data interpretation. In addition, we are actively seeking to acquire other prospects, although we currently do not have any contracts or commitments for other prospects. We employ and leverage industry technology, engineering, and operating talent. We may, from time to time, participate in high-value or fast-payback plays for short-term strategic reasons. We outsource lower value activities so that we can focus our efforts on the earliest part of the value chain while leveraging outstanding talent and strategic partnerships to execute our strategy. We believe this approach will allow us to grow our business through rapid identification, evaluation and acquisition of high-value prospects, while enabling it to use specialized industry talent and keep overhead costs to a minimum. We believe this strategy will result in significant growth in our reserves, production and financial strength.

Our Properties

We own working interests in six oil and gas prospects, including one in Alabama, two in Louisiana and three in Texas:

Barnett Crossroads Prospect

We own a seventy-five percent (75%) working interest, which is equal to a fifty-two and one half percent (52.5%) net revenue interest, in oil and gas leases and proposed operations covering the Barnett Crossroads Prospect, which is located in the highly-prolific Smackover trend of Escambia County in southwest Alabama. We will carry 100% of the costs to drill and test each well drilled on the prospect. We are required to commence drilling operations on the prospect on or before March 31, 2006, or our interests in the prospect will revert to the prior owner.

Although the Barnett Crossroads Prospect is currently unproved, a prospective resource assessment prepared by Netherland, Sewell & Associates, Inc. has concluded that the prospect may hold significant amounts of commercially-recoverable quantities of oil and gas. The undiscovered prospective resources included in the report indicate exploration opportunities and development potential if a commercial discovery is made and should not be construed as reserves. The assessment included a detailed review of geological and geophysical data and tested the economic viability for development of discovered hydrocarbons.

The Barnett Crossroads Prospect is an anticlinal trap with four-way structural closure at the Smackover Formation level. The prospect is surrounded by several fields that have produced from the target interval. These fields include the Gravel Hill Church, Canaan Church, Narrow Gap Creek, and Dean Creek Fields, among others. The prospect area is covered with an 18-square-mile 3-D seismic survey. Estimated gross resources are up to 534 thousand barrels of oil equivalent (Mboe) with estimated mean gross resources of 355 Mboe. A well, drilled to a depth of 14,500 feet is needed to test the prospect.

The Barnett Crossroads Prospect field has been evaluated using 3-D seismic data, but until recently a large part of it could not be leased at reasonable terms. The prospect is a 4-way closure clearly defined by 3-D seismic data. The 3-D seismic data indicate a close similarity between the Barnett Crossroads Prospect and the good Smackover production found on adjacent structures, which have produced over three million barrels of oil.

The Barnett Crossroads prospective structure appears to have approximately 100 acres of structural closure and 50 feet of pay. Comparisons between this prospect and those adjacent to it suggest that Barnett Crossroads could yield more than 500,000 barrels of oil equivalent, although we cannot guarantee that any reserves will be found, or if found, can be commercially exploited for profit.

North Wright Field Prospect

We own a seventy-five percent (75%) working interest, which is equal to a fifty-two and one half percent (52.5%) net revenue interest, in oil and gas leases and proposed operations covering the North Wright Field Prospect, which is located in Acadia Parish, Louisiana. We will carry 100% of the costs to drill and test each well drilled on the prospect. We are required to commence drilling operations on the prospect on or before March 31, 2006, or our interests in the prospect will revert to the prior owner. We expect to enter into an agreement extending the lease until December 31, 2006 soon, although we cannot guarantee that we will be able to extend the lease.

Although the North Wright Field Prospect is currently unproved, a prospective resource assessment prepared by Netherland, Sewell & Associates, Inc. has concluded that North Wright Field Prospect may hold significant amounts of commercially-recoverable quantities of oil and gas. The undiscovered prospective resources included in the report indicate exploration opportunities and development potential if a commercial discovery is made and should not be construed as reserves. The assessment included a detailed review of geological and geophysical data and tested the economic viability for development of discovered hydrocarbons.

The North Wright Field Prospect is a fault-bounded structural trap at the Margulina Texana (Marg Tex) level. The prospect is a deeper target in the same fault block and has the same structural configuration as a discovery at the shallower Camerina level. The Marg Tex is a lower Oligocene, Middle Frio slope sandstone. The prospect is defined by a 50-square-mile proprietary 3-D seismic survey. Estimated gross resources are up to 118 billion cubic feet of gas equivalent (Bcfge) in three sands with estimated mean resources of 79 Bcfge. A well, drilled to a depth of 16,500, is needed to test the prospect.

The North Wright Field Prospect had previously been tested using 2-D seismic technology. However, with this limited technology, an incorrect drilling location was chosen and the well entered on the wrong side of the fault - resulting in a dry hole. With the advent of 3-D seismic technology, the area was re-shot and this error was clearly visible in the 3-D seismic data. Retesting at a new location a few hundred feet from the original location is recommended in order to explore the potential for reserves of this enclosure.

The North Wright Field Prospect is a deeper test in an already productive fault block. Approximately 816 acres are under lease. The prospect is a classic south Louisiana fault trap in the Marg Tex lower Miocene formation. The prospect is clearly seen on 3-D seismic data, which was recently reprocessed using state-of-the-art pre-stack turning wave time migration. Through reprocessing, this structure is far more clearly and accurately imaged. Well control in the area shows an abundance (more than 300 feet) of sand in the Marg Tex interval. The structure has over 700 feet of structural relief to the spill point. The amount of closure is 522 acres to the spill point.

Geological work in the area indicates that the fault block should have sand against shale on all sides. This relationship of sand against shale is an excellent trapping mechanism for hydrocarbons. Hydrocarbon generation and migration has been seen in the area and is supported by numerous fields in the prospective sand interval. The proposed first well is designed to drill into an untested fault block that should have good Marg Tex sands in a strong structural trap.

Acom A-6 Prospect

We own a twenty-five percent (25%) working interest in the Acom A-6 Prospect, located in Chambers County, Texas through a participation agreement with Kerr-McGee. We acquired an interest in the prospect in exchange for carrying 35% of the cost to drill and test wells on the prospect. Drilling of this prospect commenced production in August of 2005 and was completed in October 2005. The Acom A-6 Prospect currently holds proved reserves and is producing oil and gas with revenues being earned by us.

The well, which is currently producing has approximately 25 to 35 feet of structure up dip to past producers draining over 60 acres of remaining reserves. The well is currently producing in the first of three zones at an average daily rate of over 150 barrels of high-quality crude oil and over 650 thousand cubic feet of natural gas through a four-foot perforation. The productive formation, the Upper Nodosaria, is 9,500 feet deep. The well was identified with3-D seismic and subsurface well control.

Crimson Bayou Prospect

The Crimson Bayou prospect, located in Iberville Parish, Louisiana, has multiple objectives defined by subsurface control and 3-D seismic. The prospect is centrally-located among three salt domes near a transition zone between Miocene and Oligocene producing trends. Attic reserves of 14.5 Bcfe are expected in two sands with upside of another 19.1 Bcfe in three additional sands. Drilling of the first well, in which we have a 25% working interest, is expected to commence in the first three months of 2006.

Barnett Shale Prospect

The Barnett Shale trend, located in Greater Fort Worth Basin, Texas was pioneered by Mitchell Energy starting in 1981. Commercialization of the project was slow to occur until the application of large water fracturing stimulations at the Newark East Field in 1997. A second technology breakthrough occurred with the application of horizontal wells and selective stimulations. The Barnett Shale trend now supports daily production in excess of 1.4 bcf per day of natural gas with the USGS (United States Geological Survey) estimating a resource potential of greater than 25 tcf (trillion cubic feet) of natural gas. The Barnett Shale trend is the largest gas field in Texas with the productive limits being expanded as the eighty plus active drilling rigs deliver new insights and understanding to the area operators. We have entered into the Barnett Shale trend through a joint venture with Rife Energy Operating, Inc. of Fort Worth, Texas. We currently own a 10% working interest in three wells, the Powell #1, the Powell #2, and the Inglish Sisters #3. Two of the three wells have been drilled. Drilling and completion of the three wells is expected to finish by early second quarter 2006 with production commencing thereafter. We, along with our joint venture partner, Rife Energy Operating, will also evaluate other shale gas projects outside of the Greater Fort Worth Basin.

Ginger Quill Prospect

The Ginger Quill prospect, located in Chambers County, Texas targets the upper and middle Frio formations at a depth of 11,400 feet. Kerr-McGee is the operator. Drilling of the well is expected to commence in the last six months of 2006.

Competitors

Oil and gas exploration and acquisition of undeveloped properties is a highly competitive and speculative business. We compete with a number of other companies, including major oil companies and other independent operators which are more experienced and which have greater financial resources. Such companies may be able to pay more for prospective oil and gas properties. Additionally, such companies may be able to evaluate, bid for and purchase a greater number of properties and prospects than our financial and human resources permit. We do not hold a significant competitive position in the oil and gas industry.

Governmental Regulations

Our operations are or will be subject to various types of regulation at the federal, state and local levels. Such regulation includes requiring permits for the drilling of wells; maintaining bonding requirements in order to drill or operate wells; implementing spill prevention plans; submitting notification and receiving permits relating to the presence, use and release of certain materials incidental to oil and gas operations; and regulating the location of wells, the method of drilling and casing wells, the use, transportation, storage and disposal of fluids and materials used in connection with drilling and production activities, surface usage and the restoration of properties upon which wells have been drilled, the plugging and abandoning of wells and the transporting of production. Our operations are or will be also subject to various conservation matters, including the regulation of the size of drilling and spacing units or proration units, the number of wells which may be drilled in a unit, and the unitization or pooling of oil and gas properties. In this regard, some states allow the forced pooling or integration of tracts to facilitate exploration while other states rely on voluntary pooling of lands and leases, which may make it more difficult to develop oil and gas properties. In addition, state conservation laws establish maximum rates of production from oil and gas wells, generally limit the venting or flaring of gas, and impose certain requirements regarding the ratable purchase of production. The effect of these regulations is to limit the amounts of oil and gas we may be able to produce from our wells and to limit the number of wells or the locations at which we may be able to drill.

Our business is affected by numerous laws and regulations, including energy, environmental, conservation, tax and other laws and regulations relating to the oil and gas industry. We plan to develop internal procedures and policies to ensure that our operations are conducted in full and substantial environmental regulatory compliance.

Failure to comply with any laws and regulations may result in the assessment of administrative, civil and criminal penalties, the imposition of injunctive relief or both. Moreover, changes in any of these laws and regulations could have a material adverse effect on business. In view of the many uncertainties with respect to current and future laws and regulations, including their applicability to us, we cannot predict the overall effect of such laws and regulations on our future operations.

We believe that our operations comply in all material respects with applicable laws and regulations and that the existence and enforcement of such laws and regulations have no more restrictive an effect on our operations than on other similar companies in the energy industry. We do not anticipate any material capital expenditures to comply with federal and state environmental requirements.

Environmental

Operations on properties in which we have an interest are subject to extensive federal, state and local environmental laws that regulate the discharge or disposal of materials or substances into the environment and otherwise are intended to protect the environment. Numerous governmental agencies issue rules and regulations to implement and enforce such laws, which are often difficult and costly to comply with and which carry substantial administrative, civil and criminal penalties and in some cases injunctive relief for failure to comply.

Some laws, rules and regulations relating to the protection of the environment may, in certain circumstances, impose “strict liability” for environmental contamination. These laws render a person or company liable for environmental and natural resource damages, cleanup costs and, in the case of oil spills in certain states, consequential damages without regard to negligence or fault. Other laws, rules and regulations may require the rate of oil and gas production to be below the economically optimal rate or may even prohibit exploration or production activities in environmentally sensitive areas. In addition, state laws often require some form of remedial action, such as closure of inactive pits and plugging of abandoned wells, to prevent pollution from former or suspended operations.

Legislation has been proposed in the past and continues to be evaluated in Congress from time to time that would reclassify certain oil and gas exploration and production wastes as “hazardous wastes.” This reclassification would make these wastes subject to much more stringent storage, treatment, disposal and clean-up requirements, which could have a significant adverse impact on operating costs. Initiatives to further regulate the disposal of oil and gas wastes are also proposed in certain states from time to time and may include initiatives at the county, municipal and local government levels. These various initiatives could have a similar adverse impact on operating costs.

The regulatory burden of environmental laws and regulations increases our cost and risk of doing business and consequently affects our profitability. The federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the “Superfund” law, imposes liability, without regard to fault, on certain classes of persons with respect to the release of a “hazardous substance” into the environment. These persons include the current or prior owner or operator of the disposal site or sites where the release occurred and companies that transported, disposed or arranged for the transport or disposal of the hazardous substances found at the site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the costs of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources, and it is not uncommon for the federal or state government to pursue such claims.

It is also not uncommon for neighboring landowners and other third parties to file claims for personal injury or property or natural resource damages allegedly caused by the hazardous substances released into the environment. Under CERCLA, certain oil and gas materials and products are, by definition, excluded from the term “hazardous substances.” At least two federal courts have held that certain wastes associated with the production of crude oil may be classified as hazardous substances under CERCLA. Similarly, under the federal Resource, Conservation and Recovery Act, or RCRA, which governs the generation, treatment, storage and disposal of “solid wastes” and “hazardous wastes,” certain oil and gas materials and wastes are exempt from the definition of “hazardous wastes.” This exemption continues to be subject to judicial interpretation and increasingly stringent state interpretation. During the normal course of operations on properties in which we have an interest, exempt and non-exempt wastes, including hazardous wastes, that are subject to RCRA and comparable state statutes and implementing regulations are generated or have been generated in the past. The federal Environmental Protection Agency and various state agencies continue to promulgate regulations that limit the disposal and permitting options for certain hazardous and non-hazardous wastes.

We believe that the operators of the properties in which we have an interest are in substantial compliance with applicable laws, rules and regulations relating to the control of air emissions at all facilities on those properties. Although we maintain insurance against some, but not all, of the risks described above, including insuring the costs of clean-up operations, public liability and physical damage, we cannot assure you that our insurance will be adequate to cover all such costs, that the insurance will continue to be available in the future or that the insurance will be available at premium levels that justify our purchase. The occurrence of a significant event not fully insured or indemnified against could have a material adverse effect on our financial condition and operations. Compliance with environmental requirements, including financial assurance requirements and the costs associated with the cleanup of any spill, could have a material adverse effect on our capital expenditures, earnings or competitive position. We do believe, however, that our operators are in substantial compliance with current applicable environmental laws and regulations. Nevertheless, changes in environmental laws have the potential to adversely affect operations. At this time, we have no plans to make any material capital expenditures for environmental control facilities.

Employees

As of February 1, 2006, we had two full time employees, including our President, Chief Executive Officer and Treasurer and our Chief Operating Officer and Secretary. We consider our relations with our employees to be good.

DESCRIPTION OF PROPERTIES

We maintain our principal executive office at 100 Crescent Court, 7th Floor, Dallas, Texas 75201. Our telephone number at that office is (214) 459-8188 and our facsimile number is (214) 459-3101. Our current office space consists of approximately 400 square feet. The lease runs until Decmber 31, 2006 at a cost of $3,000 per month. We believe that our current office space and facilities are sufficient to meet our present needs and do not anticipate any difficulty securing alternative or additional space, as needed, on terms acceptable to us.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Names:	Ages	Titles:	Board of Directors
Michael P. Piazza	48	President, Chief Executive Officer and Treasurer	Director
Philipp Buschmann	30	Chief Operating Officer and Secretary	Director
Timothy Hart	47	Chief Financial Officer
Geoffrey Evett	66		Director
Roger Leopard	63		Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are four seats on our board of directors.

Michael P. Piazza joined our board of directors effective June 5, 2005. Since May 25, 2005, Mr. Piazza has been our President, Chief Executive Officer and Treasurer. From May 25, 2005 until October 5, 2005, Mr. Piazza was also our Chief Financial Officer. From March 2005 to April 2005, Mr. Piazza was unemployed. From August 2003 to February 2005 Mr. Piazza was Senior Vice President and Chief Financial Officer of Ranger Enterprises, Inc., a petroleum corporation located in Rockford, Illinois. From May 2001 to July 2003, Mr. Piazza was a principal with Elan Capital, LLC, a management and financial consulting firm located in Houston, Texas. From February 1996 to April 2001, Mr. Piazza was a senior manager with McKinsey & Company, Inc., a management consulting firm located in Houston, Texas. Mr. Piazza received a Bachelor of Science degree in engineering from the Massachusetts Institute of Technology; a Master of Science degree in engineering from the University of California at Berkeley; and a Master of Business Administration degree from the Stern School at New York University. Mr. Piazza also is a Certified Management Accountant.

Philipp Buschmann joined our board of directors effective June 5, 2005. Since May 25, 2005, Mr. Buschmann has been our Chief Operating Officer and Secretary. Since December 2004, Mr. Buschmann has been Chief Executive Officer of Ignis Petroleum Corporation, an oil and gas corporation located in Dallas, Texas, which became a subsidiary of Ignis Petroleum Group, Inc. on May 16, 2005. From November 2004 to April 2005, Mr. Buschmann was engaged in start-up activities for Ignis Petroleum Corporation. From September 2003 to November 2004, Mr. Buschmann was a management consultant with Booz Allen Hamilton located in London, United Kingdom. From July 2003 to September 2003, Mr. Buschmann was unemployed. From September 2001 to July 2003 was a student at a London Business School where he received a Master of Business Administration degree. From May 2002 to August 2002, Mr. Buschmann was a management consultant with Booz Allen Hamilton located in London, United Kingdom. From February 2001 to September 2001, Mr. Buschmann was unemployed. From August 1998 to February 2001 he was project manager for Razorfish, a corporation engaged in the business of IT consulting, located in Boston, Massachusetts.

Timothy Hart became our Chief Financial Officer on October 5, 2005. Since 1996, Mr. Hart has been in private practice with the accounting firm Ullman & Hart CPAs located in Fort Lauderdale, Florida. In his capacity with this firm he has performed accounting and consulting services for clients in a number of different industries, often fulfilling the internal accounting function. Between December 2005 and the present, Mr. Hart has served as the Chief Financial Officer for Extraordinary Vacations Group, Inc. In addition, from January 2004 to May of 2005 Mr. Hart served as Chief Financial Officer of Taylor Madison Corp., a public company specializing in licensing agreements for various fragrance related products. From 2000 to 2003 Mr. Hart served as a director of American Group, Inc., a public company specializing in custom soil mixes in Homestead, Florida in addition to fulfilling the internal accounting function. Mr. Hart, through Ullman & Hart CPAs, has provided consulting services to Ignis Petroleum Group, Inc. from February 2005 to the present.

Geoffrey Evett joined our board of directors on August 30, 2005. Mr. Evett is a former banker with 33 years of experience. During the past five years, Mr. Evett has acted as a finance consultant to a major property development in the Czech Republic. He has also been involved with the development of a mixed commercial development in Prague. Mr. Evett serves as Chairman of Themis MN Fund Limited, a hedge fund listed on the Dublin Stock Exchange and serves as a partner in Capital Management Solution, a fund management company. He is also an agent for Banque SCS Alliance, a Swiss bank based in Geneva.

Roger Leopard joined our board of directors on January 24, 2006. Mr. Leopard has been the President and Chief Executive Officer of Calcitech Ltd., a Switerzerland-based manufacturer of synthetic calcium carbonate since February 2000 and a director since June 2001. Mr. Leopard has, among other positions, worked as an accountant for Deloitte, Assistant Treasurer for The Great Universal Stores and Vice President of Finance of the CIG Group, a computer leasing and related product marketing and service operation with diversified European operations. Mr. Leopard is a Chartered Accountant.

In addition, we have an advisory board that provides consulting services to us. Members of our advisory board are:

Joseph Gittelman is the Exploration Advisor on our advisory board. Mr. Gittelman is an industry professional with over 35 years of international experience in oil and gas exploration, development and operations. Mr. Gittelman enjoyed a 27-year career with Shell Oil Company, serving in a variety of senior technical, operational and management capacities. His leadership positions within the Shell organization included: General Manager of Geophysics, General Manager of Exploration and General Manager of Exploration and Production Research. Mr. Gittelman also served as General Manager of Shell Western Exploration & Production from 1988 to 1994, where he was responsible for managing Shell's domestic lower 48 onshore and Alaska exploration programs. Since 1995, Mr. Gittelman has served as President of U.S.-based Danlier, Inc., a specialized consulting firm which provides services to exploration companies and institutional investors, including screening of exploration projects for technical quality, risk and hydrocarbon potential. Mr. Gittelman holds a B.S. degree in Engineering from the University of Pennsylvania, an M.S. degree in Engineering from New York University and a Ph.D. in Engineering from the University of Michigan.

Frederick Stein is the Operations Advisor on our advisory board. Mr. Stein is an accomplished petroleum engineer and operations manager with over 35 years experience in senior level management within Shell Oil Company and Pennzoil/Devon Energy. He developed and ran oil and gas fields both onshore and offshore in both domestic and international arenas. Over a 25 year career with Shell, his responsibilities ranged from production, reservoir, drilling and petrophysical engineering to direct management of drilling and field operations. During a 10 year tenure with Pennzoil/Devon Energy, Mr. Stein had both technical and operations management responsibilities over a variety of international projects in over a dozen countries with the largest being the Chirag/Azeri field in Azerbaijan. Mr. Stein's diverse areas of expertise include drilling and production operations management, oil and gas transportation design and negotiations. In addition, his experience encompasses reserves evaluation, reservoir performance management, well planning, facility design, and safety. Mr. Stein graduated with honors with an engineering degree from the University of Wisconsin.

Alexander A. Kulpecz was the initial member of our advisory board. Mr. Kulpecz is highly respected in the energy sector and has over 30 years experience gained at the highest levels within some of the world's major companies. Mr. Kulpecz began his career during the drilling boom of the 1970's with Shell Oil in their Onshore Production Division where he selected and drilled wells in the Texas, Louisiana, Mississippi, and Alabama Gulf Coast areas finding significant quantities of oil and gas. Mr. Kulpecz held the position of Executive VP and Director of Shell International Gas, Power and Coal, and he led the reorganization of the Company's global E&P business. As a member of the Shell International Gas & Power Executive Committee, he was responsible for almost half of Shell's global gas and power business, actively negotiating multi-billion dollar projects (LNG, corporate acquisition, pipelines) at the Presidential, PM and Energy Ministerial levels. From 1998 to early 2000, Mr. Kulpecz held the position of President of Azurix International and Executive Director of Azurix Corporation. He is currently President of the Omega Group, a consultancy group of senior executives providing advisory and managerial support to private equity, banking and energy clients in the oil and gas industries.

Director Compensation

On August 15, 2005, we granted 240,000 shares of our common stock to D.B. Management, LTD., a company owned and controlled by Mr. Berry, as compensation for Mr. Berry’s service as one of our directors.

We have agreed to issue 180,000 shares of our common stock to each of Geoff Evett and Roger A. Leopard over a three year period beginning January 20, 2006. To date, 30,000 of the 180,000 shares of our common stock have vested and been delivered to each of Mr. Evett and Mr. Leopard. The remaining 150,000 shares will vest and be delivered to each of them, subject in each case to their continued service as a director, according to the following schedule: 25,000 shares on July 20, 2006 and 25,000 shares each six months thereafter.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal years ending June 30, 2005, 2004 and 2003 exceeded $100,000:

SUMMARY COMPENSATION TABLE
					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Fiscal Year	Annual Salary ($)	Annual Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)	All Other Compensation ($)

Michael P. Piazza, President , Chief Executive Officer and Treasurer	2005	20,000 (1)	0	0	221,333 (1)	0	0	0
	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

Douglas Berry, former President, Chief Executive Officer, Secretary and Treasurer (2)	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

Philipp Buschmann, Chief Operating Officer and Secretary	2005	70,000 (3)	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0
	2003	0	0	0	0	0	0	0

(1)
We entered into a written employment agreement on April 21, 2005, with Mr. Piazza which provided for an annual base salary of $120,000 per year and the issuance of up to 1,000,000 shares of our common stock per year for four (4) years, for an aggregate of up to 4,000,000 shares. The shares issuable to Mr. Piazza under the agreement are subject to vesting based upon the following schedule:

•	150,000 shares after three (3) months of service;
•
350,000 shares after six (6) months of service if Piazza meets established performance criteria. If the performance criteria are not met the grant of shares can be delayed by action of our board of directors until they are met or the 12 months of service, whichever comes first;

•	500,000 shares after twelve (12) months of service; and
•	500,000 shares every six (6) months thereafter until the forty-eighth (48th) month of service.

Mr. Piazza’s employment agreement also provided for a one time non-accountable moving allowance of $10,000. On September 22, 2005, Mr. Piazza’s employment agreement was amended to provide that he will receive up to 4,000,000 shares of common stock of Ignis Petroleum Group, Inc. rather than shares of common stock of Ignis Petroleum Corporation. The vesting schedule and all other terms of Mr. Piazza’s employment agreement remain unchanged. The amount shown as the value of Mr. Piazza’s restricted stock award in the table above is based upon the fair market value of 4,000,000 shares of Ignis Petroleum Group, Inc. stock on April 21, 2005. Such 4,000,000 shares would be worth $5,400,000 if valued as of June 30, 2005. If we declare any dividends on our common stock, Mr. Piazza would only be entitled to receive dividends on the vested portion of the restricted common stock described above.

(2)
Mr. Berry resigned from each of his officer positions effective May 11, 2005. On August 15, 2005, we granted 240,000 shares of our common stock to D.B. Management, LTD., a company owned and controlled by Mr. Berry as compensation for Mr. Berry’s service as one of our directors. Mr. Berry is currently owed $25,500 for management fees and office rent.

(3)	Although we have no written agreement with Mr. Buschmann, we paid him an annual salary of $120,000 in his capacity of Chief Operating Officer.

Option/SAR Grants in Last Fiscal Year

None.

Stock Option Plans

None.

Employment Agreements

Michael P. Piazza

We have entered into an employment agreement with Michael P. Piazza to serve as our Chief Executive Officer. The agreement can be terminated by either party with one month prior written notice. Pursuant to the agreement, Mr. Piazza receives an annual salary of $120,000. In addition, Mr. Piazza is entitled to receive 1,000,000 shares of our common stock per year for four (4) years, for an aggregate of up to 4,000,000 shares. The shares issuable to Mr. Piazza under the agreement are subject to vesting based upon the following schedule:

•    150,000 shares were issued after three (3) months of service;
•    350,000 shares were issued after six (6) months of service;
•    500,000 shares after twelve (12) months of service; and
•    500,000 shares every six (6) months thereafter until the forty-eighth (48th) month of service.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

During the year ended June 30, 2005, our chief financial officer, Mr. Timothy Hart, through Ullman & Hart CPAs, provided consulting services to us. Fees totaling $11,315 have been charged and paid for the services provided. It is anticipated that Mr. Hart will continue to provide consulting services to us through Ullman & Hart CPAs at a rate of $150 per hour.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of January 30, 2006.

•    by each person who is known by us to beneficially own more than 5% of our common stock;
•    by each of our officers and directors; and
•    by all of our officers and directors as a group.

The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power. In addition, beneficial ownership includes any shares that the individual has the right to acquire within 60 days. Unless otherwise indicated, each person listed below has sole investment and voting power (or shares such powers with his or her spouse). In certain instances, the number of shares listed includes (in addition to shares owned directly), shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.

Name and Address of Owner	Title of Class	Number of Shares Owned (1)	Percentage of Class Prior to Offering (2)	Percentage of Class After Offering (3)
Michael P. Piazza 100 Crescent Court, 7th Floor Dallas, Texas 75201	Common Stock	500,000	1.02%	*
Philipp Buschmann 100 Crescent Court, 7th Floor Dallas, Texas 75201	Common Stock	4,584,000	9.33%	6.18%
Timothy Hart 100 Crescent Court, 7th Floor Dallas, Texas 75201	Common Stock	0	0%	0%
Geoffrey Lowndes Evett 100 Crescent Court, 7th Floor Dallas, Texas 75201	Common Stock	30,000	*	*
Roger A. Leopard 100 Crescent Court, 7th Floor Dallas, Texas 75201	Common Stock	30,000	*	*
All Officers and Directors as a Group (5 persons)	Common Stock	5,144,000	10.46%	6.94%
Newton Properties, Inc. Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MH96960	Common Stock	3,500,000	7.12%	4.72%
Petrofinanz GMBH Trust Company Complex Ajeltake Road, Ajeltake Island Majuro, Marshall Islands MH96960	Common Stock	3,826,666	7.78%	5.16%

*	Less than 1%.
(1)
Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of January 30, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)	Based upon 49,154,791 shares issued and outstanding on January 30, 2006.
(3)	Percentage based upon 74,154,791 shares of common stock outstanding after the offering, assuming all shares registered are sold.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 75,000,000 shares of common stock, par value $.001. As of January 30, 2006, there were 49,154,791 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

The transfer agent of our common stock is Empire Stock Transfer, Inc., 7251 West Lake Mead Blvd., Suite 300, Las Vegas, Nevada 89128.

PREFERRED STOCK

We are not authorized to issue any shares of preferred stock.

OPTIONS

As of January 30, 2006, we had no options outstanding. If our board of advisors meet certain performance criteria, we will become obligated to issue options to purchase up to 425,000 shares of our common stock at an exercise price of $1.00.

WARRANTS

In connection with a securities purchase agreement, we agreed to issue Cornell warrants to purchase 3,086,420 shares of our common stock exercisable for a period of five years at an exercise price of $0.81 and warrants to purchase 2,688,172 shares of our common stock, exercisable for a period of five years at an exercise price of $0.93. All of the warrants were issued upon closing. We have the option to force the holder to exercise the warrants, as long as that the shares underlying the warrants are registered pursuant to an effective registration statement, if our closing bid price trades above certain levels. If the closing bid price of our common stock is greater than or equal to $1.10 for a period of 15 consecutive trading days prior to the forced conversion, we can force the warrant holder to exercise the warrants exercisable at a price of $0.81. If the closing bid price of our common stock is greater than or equal to $1.23 for a period of 15 consecutive trading days prior to the forced conversion, we can force the warrant holder to exercise the warrants exercisable at a price of $0.93. We will not receive any compensation for the issuance of the warrants, however, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. However, the selling stockholder is entitled to exercise the warrants on a cashless basis if, after 130 days after filing of this registration statement, the shares of common stock underlying the warrants are not registered for resale pursuant to an effective registration statement or are eligible to be sold under Rule 144(k). In the event that the selling stockholder exercises the warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants.

Additionally, we have issued and outstanding 3,000,000 warrants to purchase shares of our common stock at an exercise price of $1.50 per share; 213,333 warrants to purchase shares of our common stock at an exercise price of $2.00 per share; and 400,000 warrants to purchase shares of our common stock at an exercise price of $1.25 per share.

CONVERTIBLE SECURITIES

To obtain funding for our ongoing operations, we entered into a securities purchase agreement with Cornell Capital Partners, LP, an accredited investor, on January 5, 2006, and amended on February 9, 2006, for the sale of $5,000,000 in secured convertible debentures and 5,774,592 warrants. This prospectus relates to the resale of the common stock underlying the secured convertible debentures and warrants. The investors are obligated to provide us with an aggregate of $5,000,000 as follows:

●	$2,500,000 was disbursed on January 5, 2006;

●	$1,500,000 was disbursed on February 9, 2006; and

●	$1,000,000 will be disbursed within two business days prior to the effectiveness of this registration statement.

Accordingly, we have received a total of $4,000,000 pursuant to the securities purchase agreement.

The secured convertible debentures bear interest at 7%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholders' option, at the lower of (i) $0.93 or (ii) 94% of the lowest volume weighted average prices of our common stock, as quoted by Bloomberg, LP, during the 30 trading days immediately preceding the date of conversion. Accordingly, there is no limit on the number of shares into which the secured convertible debentures may be converted. As of January 30, 2006, the lowest intraday trading price for our common stock during the preceding 30 trading days as quoted by Bloomberg, LP was $0.65 and, therefore, the conversion price for the secured convertible debentures was $0.611. Based on this conversion price, the $5,000,000 in secured convertible debentures, excluding interest, were convertible into 8,183,307 shares of our common stock.

The investor has contractually agreed to restrict its ability to convert the secured convertible debentures or exercise the warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of common stock. If the conversion price is less than $0.93, the holder may not convert more than $425,000 of secured convertible debentures in any month, unless we waive such restriction. In the event that the conversion price is equal to or greater than $0.93, there is no restriction on the amount that the holder can convert in any month.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date if the closing bid price of our common stock, is less than $0.93 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 15% redemption premium, and accrued interest.

In connection with the securities purchase agreement, we also entered into a registration rights agreement providing for the filing, within 40 days of closing, of a registration statement with the Securities and Exchange Commission registering the common stock issuable upon conversion of the secured convertible debentures and warrants. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than 130 days after filing and to insure that the registration statement remains in effect until the earlier of (i) all of the shares of common stock issuable upon conversion of the secured convertible debentures have been sold or (ii) January 5, 2008. In the event of a default of our obligations under the registration rights agreement, including our agreement to file the registration statement no later than February 14, 2006, or if the registration statement is not declared effective by June 15, 2006, we are required pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the secured convertible debentures.

In connection with the securities purchase agreement, we executed a security agreement in favor of the investor granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement states that if an event of default occurs under the secured convertible debentures or security agreements, the investor has the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

We also agreed, upon obtaining an increased in the number of shares of our authorized common stock, to pledge 18,750,000 shares of common stock to secure the obligations incurred pursuant to the securities purchase agreement. Phillip Buschmann, our Chief Operating Officer snd Secretary, and Michael Piazza, our President, Chief Executive Officer and Treasurer, pledged 3,820,000 and 500,000 shares, respectively, of their own shares of our common stock, which pledge will be terminated upon our obtaining the increased in the number of shares of our authorized common stock and pledging 18,750,000 shares of common stock.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our stockholders (through stockholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	short sales that are not violations of the laws and regulations of any state or the United States;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholder shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

The selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure you that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholder, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholder has not entered into any agreement with a prospective underwriter and it cannot assure you that any such agreement will be entered into.

The selling stockholder may pledge its shares to its brokers under the margin provisions of customer agreements. If the selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. If the selling stockholderis deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities it receives from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholder, or its transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or its pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

PENNY STOCK

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

SELLING STOCKHOLDER

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholder. We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants unless the selling stockholder exercises the warrants on a cashless basis. Assuming all the shares registered below are sold by the selling stockholder, the selling stockholder will not continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by such person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock such person will own after the offering, assuming it sells all of the shares offered.

Name	Total Shares of Common Stock Issuable Upon Conversion of Debentures and/or Warrants*	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus (1)	Beneficial Ownership Before the Offering**	Percentage of Common Stock Owned Before Offering**	Beneficial Ownership After the Offering (2)	Percentage of Common Stock Owned After Offering (2)
Cornell Capital Partners, LP (3)	13,957,899	22.12%	Up to	2,581,648 (2)	4.99%	—	—
			25,000,000
			shares of
			common stock

*	This column represents an estimated number based on a conversion prices as of a recent date of February 8, 2006 of $0.611 divided into the principal amount of the secured convertible debentures.
**
These columns represent the aggregate maximum number and percentage of shares that the selling stockholder can own at one time (and therefore, offer for resale at any one time) due to its 4.99% limitation.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible debentures is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1)
Includes a good faith estimate of the shares issuable upon conversion of the secured convertible debentures and exercise of warrants, based on current market prices. Because the number of shares of common stock issuable upon conversion of the secured convertible debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible debentures, if the secured convertible debentures had actually been converted on February 8, 2006, the secured convertible debentures would have had a conversion price of $0.611. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible debentures by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholder has contractually agreed to restrict its ability to convert the secured convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by it in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible debentures, convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2)	Assumes that all securities registered will be sold.
(3)
All investment decisions of Cornell Capital Partners, LP are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

De Meo, Young, McGrath, independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at June 30, 2005 and for the period December 9, 2004 (date of inception) to June 30, 2005 that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Ignis Petroleum Group, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

IGNIS PETROLEUM GROUP, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Ignis Petroleum Group, Inc.

We have audited the accompanying consolidated balance sheet of Ignis Petroleum Group, Inc. and subsidiaries (the “Company”) as of June 30, 2005, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the period December 9, 2004 (Inception) to June 30, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2005 and the results of their operations and their cash flows for the period December 9, 2004 (Inception) to June 30, 2005, in conformity with US generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s dependence on outside financing, lack of sufficient working capital, and recurring losses from operations raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

/s/ De Meo, Young McGrath

Fort Lauderdale, Florida
October 11, 2005

Ignis Petroleum Group, Inc. and Subsidiary
A Development Stage Company
Consolidated Balance Sheet
June 30, 2005

ASSETS
Current assets:
Cash and cash equivalents	$145,064
Prepaid expenses and other current assets	20,066
Total current assets	165,130

Property and equipment:
Oil and gas properties, successful efforts method, unproved	2,624,529

Other assets	3,360
3,360
Total assets	$2,793,019

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$1,169,718
Convertible notes	1,500,000
Due to related party	20,590
Total current liabilities	2,690,308

Commitments and contingencies	—

Stockholders' equity:
Common shares, $0.001 par value, 75,000,000 shares authorized 41,200,000 issued and outstanding	41,200
Additional paid-in capital	353,500
Accumulated deficit in the development stage	(291,989)
Total stockholders' equity	102,711
Total liabilities and stockholders' equity	$2,793,019

The accompanying notes are an integral part of these consolidated financial statements

Ignis Petroleum Group, Inc. and Subsidiary
A Development Stage Company
Consolidated Statement of Operations

For the Period December 9, 2004 (Inception) to June 30, 2005

Total revenues	$—

Operating expenses:
General and administrative expenses	253,555
Total operating expenses	253,555

Other income (expense)
Interest expense	(22,685)

Net loss	$(276,240)

Basic and diluted loss per common share	$(0.01)

Weighted average number of common shares outstanding and proforma	40,829,557

The accompanying notes are an integral part of these consolidated financial statements

Ignis Petroleum Group, Inc. and Subsidiary
A Development Stage Company
Consolidated Statement of Stockholders' Equity
For the Period December 9, 2004 (Inception) to June 30, 2005

				Deficit
				Accumulated
			Additional	During the
	Common Stock		Paid-in	Development
	Shares	Par value	Capital	Stage	Total

Balance December 9, 2004 (reverse merger)(1)	31,200,000	$31,200	$—	$(15,749)	$15,451
Issuance of common stock	10,000,000	10,000	340,000	—	350,000
Donated services for rent	—	—	13,500	—	13,500
Net loss	—	—	—	(276,240)	(276,240)
Balance June 30, 2005	41,200,000	$41,200	$353,500	$(291,989)	$102,711

(1) Shares and per share amounts have been adjusted to reflect five for one stock dividend

The accompanying notes are an integral part of these consolidated financial statements

Ignis Petroleum Group, Inc. and Subsidiary
A Development Stage Company
Consolidated Statement of Cash Flows

For the Period December 9, 2004 (Inception) to June 30, 2005

Net loss	$(276,240)

Adjustments to net loss not affecting cash:
Donated capital	13,500
Reverse merger adjustments	15,451
Changes in assets and liabilities
Prepaid expenses and other current assets	(20,066)
Other assets	(3,360)
Accounts payable and accrued expenses	1,169,718
Cash provided by (used in) operating activities	899,003

Investing activities
Purchase of oil and gas properties	(2,624,529)

Cash used for investing activities	(2,624,529)

Financing activities
Issuance of common stock	350,000
Advance from related party	20,590
Issuance of convertible notes	1,500,000
Cash provided by financing activities	1,870,590

Net increase in cash	145,064

Cash at beginning of period	—
Cash at end of period	$145,064

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$—
Income taxes	$—

The accompanying notes are an integral part of these consolidated financial statements

Ignis Petroleum Group, Inc. and Subsidiary
A Development Stage Company
Notes to the Financial Statements
June 30, 2005

Note 1
Nature of Operations

Ignis Petroleum Group, Inc., formerly Sheer Ventures, Inc., was incorporated in the State of Nevada on April 30, 2004. Ignis Petroleum Corporation was incorporated in the State of Nevada on December 9, 2004. Ignis Petroleum Group, Inc. and Ignis Petroleum Corporation entered into a transaction accounted for as a reverse merger on May 16, 2005 as more fully described in Note 3 below. We are a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7. We acquired a 75% working interest which is equal to a fifty-two and five tenths percent (52.5%) net revenue interest in two oil, gas and mineral leases in Louisiana and Alabama, respectively as well entering into a participation agreement with an industry partner for a 25% working interest in a prospect located in Chambers County, Texas.

These financial statements have been prepared on a going concern basis. We have incurred losses since inception resulting in an accumulated deficit of $291,989 since inception and further losses are anticipated in the development of its business raising substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate profitable operations in the future and/or to obtain the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. (See Note 11).

Note 2
Summary of Significant Accounting Policies

Stock Dividend

Effective June 1, 2005 our then Sole Director voted to declare a five for one stock dividend to holders of record of our common stock at the close business on June 15, 2005. The capital accounts and all per share information have been adjusted retroactively to reflect the stock dividend

Basis of Presentation

Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and are expressed in US dollars. Our fiscal year end is June 30.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, Ignis Petroleum Corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with US generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Actual results could differ from those estimates.

Ignis Petroleum Group, Inc. and Subsidiary
A Development Stage Company
Notes to the Financial Statements
June 30, 2005

Income Taxes

We have adopted SFAS No. 109 as of our inception. Pursuant to SFAS No. 109 we are required to compute tax asset benefits for net operating losses carried forward. Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The potential benefit of net operating losses has not been recognized in these financial statements because we cannot be assured it is more likely than not we will utilize the net operating losses carried forward in future years.

Cash and Cash Equivalents

We consider all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject us to credit risk consist principally of cash. Cash was deposited with a high quality credit institution.

Property and Equipment. - Oil and Gas Properties

We use the “successful efforts” method to account for our oil and gas activities. Under this method, costs are accumulated on a field-by-field basis with certain exploratory expenditures and exploratory dry holes being expensed as incurred. Costs of productive wells and development dry holes are capitalized and amortized on the unit-of-production method for each field. Other exploration costs, including geological and geophysical costs are charged to expense when incurred.

Acquisition costs of proved properties are amortized using a unit-of-production method, computed on the basis of total proved oil and gas reserves. Significant unproved properties are assessed for impairment individually and valuation allowances against the capitalized costs are recorded based on the estimated economic chance of success and the length of time that we expect to hold the properties. The valuation allowances are reviewed at least annually.

Production costs are expensed as incurred.

Proved oil and gas properties held and used by us are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.

The following table describes the changes in capitalized exploratory drilling costs that are pending the determination of proven reserves:

	2005
	# Wells	Cost
Additions pending determination of proven reserves	3	$2,624,529
Reclassifications to wells, equipment and facilities based on proven reserves	—	—
Charged to expense	—	—
Balance at June 30, 2005	3	$2,624,529

The operating agreements covering the leases associated with these wells will remain in effect so long as any of the underlying leases remain in force by production, extension, renewal or otherwise.

Ignis Petroleum Group, Inc. and Subsidiary
A Development Stage Company
Notes to the Financial Statements
June 30, 2005

Environmental Costs.

Liabilities for environmental costs are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. These liabilities are not reduced by possible recoveries from third parties, and projected cash expenditures are not discounted. There is no contingent liability.

Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of June 30, 2005, we have no items that represent a comprehensive loss and, therefore, have not included a schedule of comprehensive loss in the financial statements.

Basic and Diluted Net Loss per Share

We compute net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible notes using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Stock-based Compensation

In December 2002, the Financial Accounting Standards Board issued Financial Accounting Standard No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure” (“SFAS No. 148”), an amendment of Financial Accounting Standard No. 123 “Accounting for Stock-Based Compensation” (“SFAS No. 123”). The purpose of SFAS No. 148 is to: (1) provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation, (2) amend the disclosure provisions to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation, and (3) require disclosure of those effects in interim financial information.

We have elected to account for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, (“APB No. 25”) and comply with the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148 as described above. Under APB No. 25, compensation expense for employees is recognized based on the difference, if any, on the date of grant between the estimated fair value of the our stock and the amount an employee must pay to acquire the stock.

Compensation expense is recognized immediately for past services and pro-rata for future services over the option-vesting period. As of June 30, 2005, we have not granted any stock options.

We account for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force in Issue No. 96-18. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18.

Ignis Petroleum Group, Inc. and Subsidiary
A Development Stage Company
Notes to the Financial Statements
June 30, 2005

We have also adopted the provisions of the Financial Accounting Standards Board Interpretation No.44, Accounting for Certain Transactions Involving Stock Compensation - An Interpretation of APB Opinion No. 25 (“FIN 44”), which provides guidance as to certain applications of APB 25. FIN 44 is generally effective July 1, 2000 with the exception of certain events occurring after December 15, 1998.

Note 3
Acquisition

On May 16, 2005, pursuant to a Stock Exchange Agreement dated May 11, 2005, Ignis Petroleum Group, Inc., formerly Sheer Ventures, Inc. (a development stage company), (“Sheer”) agreed to exchange 9,600,000 newly issued, restricted shares of its common stock in exchange for 1,600,000 shares of common stock of Ignis Petroleum Corporation (a development stage company) (“Ignis”). The 1,600,000 shares of Ignis constituted all of the issued and outstanding shares of Ignis. As a result of this transaction Ignis became a wholly owned subsidiary of Sheer. The completed stock exchange was accounted for as a reverse acquisition in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations” in which Sheer was acquired by Ignis (a reverse acquisition in which Ignis is considered the acquirer for accounting purposes). Also, on May 16, 2005, pursuant to a Stock Purchase Agreement dated May 11, 2005, D.B. Management Ltd., a corporation (the "Seller") owned and controlled by Doug Berry, then the president of Sheer entered into a contract with Caroline Emma Thomson, Daniel Stephen Gaunt, Christopher Ian Harvey, Benjamin Vernon Weller, Julian David Mark Lane, and Philipp Buschmann (collectively referred to herein as the "Purchasers") wherein the Purchasers acquired 1,940,000 shares of Sheer’s common stock from the Seller. At the time of closing the purchasers paid $.10 per share for a total purchase price of $194,000.

Note 4
Property and equipment

Property and equipment consisted of the following at June 30, 2005:

Oil and gas properties- unproved	$2,624,529

These interests are currently unproven and are not subject to depreciation, depletion or amortization.

Note 5
Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. We have incurred net operating losses of approximately $300,000. Pursuant to SFAS No. 109 we are required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because we cannot be assured it is more likely than not we will utilize the net operating losses carried forward in future years.

Ignis Petroleum Group, Inc. and Subsidiary
A Development Stage Company
Notes to the Financial Statements
June 30, 2005

The components of the net deferred tax asset at June 30, 2005, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

Net Operating Loss	$300,000
Statutory Tax Rate	34%
Deferred tax asset	$100,000
Valuation allowance	$(100,000)
Net Deferred Tax Asset	$—

Note 6
Convertible Promissory Notes

One April 22, 2005 we acquired a working interest in two oil, gas and mineral leases in Louisiana and Alabama, respectively, for $1,500,000. We financed the transaction with one year 8% convertible promissory notes. These notes were convertible into our common stock at a price of $.50 per share. The notes could have been converted into our common stock in whole or part anytime after August 15, 2005. All principal and accrued interest on such notes were converted into 3,100,000 shares of our common stock on September 22, 2005. In the event we did not commence actual drilling operations on or before September 30, 2005 we were to deliver assignments of the acquired interest back to the seller with no further force or effect on either party. This agreement was extended until March 31, 2006 in exchange for 400,000 shares of our common stock.

Note 7
Leases

In January 2005 we entered into a one year operating lease for our office space. The lease requires monthly payments of $1,680 plus the cost of office services provided by the landlord. The additional services average $500 per month. A total of $7,055 was charged to rent expense for the year ended June 30, 2005.

Note 8
Stockholders’ Equity

Effective June 15, 2005 our Board of Directors unanimously voted to declare a five for one stock dividend to holders of record at the close of business on June 15, 2005. The capital accounts and all per share information have been adjusted retroactively to reflect the stock dividend

On May 16, 2005, pursuant to a Stock Exchange Agreement dated May 11, 2005, Ignis Petroleum Group, Inc., formerly Sheer Ventures, Inc. (a development stage company), (“Sheer”) agreed to exchange 9,600,000 newly issued, restricted shares of its common stock in exchange for 1,600,000 shares of common stock of Ignis Petroleum Corporation (a development stage company) (“Ignis”). The 1,600,000 shares of Ignis constituted all of the issued and outstanding shares of Ignis. As a result of this transaction Ignis became a wholly owned subsidiary of Sheer. The completed stock exchange was accounted for as a reverse acquisition in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations” in which Sheer was acquired by Ignis (a reverse acquisition in which Ignis is considered the acquirer for accounting purposes). Also, on May 16, 2005, pursuant to a Stock Purchase Agreement dated May 11, 2005, D.B. Management Ltd., a corporation (the "Seller") owned and controlled by Doug Berry, then the president of Sheer entered into a contract with Caroline Emma Thomson, Daniel Stephen Gaunt, Christopher Ian Harvey, Benjamin Vernon Weller, Julian David Mark Lane, and Philipp Buschmann (collectively referred to herein as the "Purchasers") wherein the Purchasers acquired 1,940,000 shares of Sheer’s common stock from the Seller. At the time of closing the purchasers paid $.10 per share for a total purchase price of $194,000.

Ignis Petroleum Group, Inc. and Subsidiary
A Development Stage Company
Notes to the Financial Statements
June 30, 2005

One April 22, 2005 we acquired a working interest in two oil, gas and mineral leases in Louisiana and Alabama, respectively, for $1,500,000. We financed the transaction with one year 8% convertible promissory notes. These notes were convertible into our common stock at a price of $.50 per share. The notes could have been converted into our common stock in whole or part anytime after August 15, 2005. All principal and accrued interest on such notes were converted into $3,100,000 shares of our common stock on September 22, 2005. In the event we did not commence actual drilling operations on or before September 30, 2005 we were to deliver assignments of the acquired interest back to the seller with no further force or effect on either party. This agreement was extended until March 31, 2006 in exchange for 400,000 shares of our common stock.

On June 15, 2005 we issued 400,000 shares of our common stock to Petrofinanz GMBH, a private investment group in the Marshall Islands (“Petrofinanz”), for $0.50 per share.

Note 9
Related Party Transactions

At June 30, 2005, our chief operating officer, Mr. Philipp Buschmann, was due $5,000 in the form of unpaid expense account reimbursement. This amount is unsecured, non-interest bearing and was paid in July 2005.

At June 30, 2005, our chief executive officer, Mr. Michael Piazza, was due $14,590 in the form of unpaid salary and expense account reimbursement. This amount is unsecured, non-interest bearing and was paid in July 2005.

Note 10
Participation Agreement

On June 14, 2005 we entered into a participation agreement with an industry partner to participate in the drilling of a test well in Chambers County, Texas. In exchange for providing 35% of the costs and expenses incurred in drilling the test well, 25% of the costs of completing the test well, 35% of the costs for drilling and title examination and 25% of subsequent title cost we will be entitled to an undivided 25% interest in the industry partner’s leasehold interest. The initial cash call for the drilling was $1,124,529 which was financed by a July 26, 2005 private placement (See Note 11).

Note 11
Subsequent Events

As a result of hurricane Rita, the oil and gas interest in Chambers County, Texas is now located in a designated federal disaster area. While the property did not sustain any damage from the hurricane, the lease will be subject to special permitting requirements until the designation is lifted. We do not expect to incur any material expense from this event. The Louisiana property was unaffected by hurricane Katrina.

On July 26, 2005, the we sold 3,000,000 units consisting of one share of our common stock and one warrant to purchase our common stock at $1.50 to Petrofinanz GMBH, a private investment group in the Marshall Islands (“Petrofinanz”), for $0.50 per unit and a total cash consideration of $1,500,000 in a private sale of securities exempt from registration under Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). A total of $1,200,000 of the purchase price was received and was directly used to fund the participation agreement (see Note 10), with the remaining $300,000 to be used for working capital. Each unit consisted of one share of common stock and one warrant to purchase common stock at $1.50 per share until July 2006.

Ignis Petroleum Group, Inc. and Subsidiary
A Development Stage Company
Notes to the Financial Statements
June 30, 2005

On September 1, 2005, we entered into a letter agreement with Argyle Energy, Inc. and Bayou City Exploration, Inc. (f/k/a Blue Ridge Energy, Inc.) wherein it was agreed that the deadline for Ignis Petroleum Corporation to spud the initial well on the North Wright Prospect Area would be extended from September 30, 2005 until March 31, 2006. On September 29, 2005, Ignis Petroleum Corporation entered into a letter agreement with Argyle and Bayou City Exploration wherein it was agreed that the deadline for Ignis Petroleum Corporation to spud the initial well on the Barnett Crossroads Prospect Area would be extended from September 30, 2005 until March 31, 2006. We agreed to pay $10,000 per month per well through March 31, 2006 for the extension.

On September 22, 2005, we entered into two letter agreements, each with Newton Properties, Inc., pursuant to which we agreed to issue an aggregate of 3,100,000 shares of our common stock, par value $0.001 per share, to Newton in exchange for Newton’s conversion of the two convertible promissory notes and the accrued interest thereon issued by Ignis Petroleum Corporation described above. The principal amounts and accrued but unpaid interest on the notes were converted into our common stock at a rate of $0.50 per share. The conversion price of the convertible notes was not adjusted based upon our June 2005 stock dividend.

On September 30, 2005, we entered into two letter agreements with Newton Properties, Inc. pursuant to which it was agreed that the deadlines set forth in the April 22, 2005 letter agreements between Ignis Petroleum Corporation and Newton for Ignis Petroleum Corporation to spud the initial wells on the North Wright Prospect Area and Barnett Crossroads Prospect Area would be extended from September 30, 2005 until March 31, 2006. In exchange for such extension, we agreed to issue an aggregate of 400,000 shares of our common stock to Newton, at an agreed value of $1.00 per share.

Ignis Petroleum Group, Inc. and Subsidiary
Condensed Consolidated Balance Sheet
September 30, 2005
(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$187,008
Prepaid expenses and other current assets	1,066
Total current assets	188,074

Property and equipment:
Oil and gas properties, successful efforts method	3,707,522

Other assets	3,360
3,360

Total assets	$3,898,956

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$49,697
Due to related party	28,721
Total current liabilities	78,418

Commitments and contingencies	—

Stockholders' equity:
Common shares, $0.001 par value, 75,000,000 shares authorized 47,990,000 issued and outstanding	47,990
Additional paid-in capital	4,954,012
Accumulated deficit	(1,181,464)
Total stockholders' equity	3,820,538

Total liabilities and stockholders' equity	$3,898,956

The accompanying notes are an integral part of these condensed consolidated financial statements

Ignis Petroleum Group, Inc. and Subsidiary
Condensed Consolidated Statement of Operations
(Unaudited)

For the Three Months Ended September 30, 2005

Total revenues	$—

Operating expenses:
General and administrative expenses	861,858
Total operating expenses	861,858

Other income (expense)
Interest expense	(27,617)

Net loss	$(889,475)

Basic and diluted loss per common share	$(0.02)

WWeighted average number of common shares outstanding and proforma	43,315,652

The accompanying notes are an integral part of these condensed consolidated financial statements

Ignis Petroleum Group, Inc. and Subsidiary
Condensed Consolidated Statement of Cash Flows
(Unaudited)

For the Three Months Ended September 30, 2005

Net loss	$(889,475)

Adjustments to net loss not affecting cash:
Stock issued for compensation	579,000
Changes in assets and liabilities
Prepaid expenses and other current assets	19,000
Accounts payable and accrued expenses	(1,069,719)

Cash provided by (used in) operating activities	(1,361,194)

Investing activities
Purchase of oil and gas properties	(54,993)

Cash used for investing activities	(54,993)

Financing activities
Issuance of common stock and warrants	1,450,000
Advance from related party	8,131

Cash provided by financing activities	1,458,131

Net increase in cash	41,944

Cash at beginning of period	145,064
Cash at end of period	$187,008

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$—
Income taxes	$—

Supplemental non-cash financing transactions:
Conversion of notes payable and interest into equity	$1,550,302
Issuance of common stock for oil and gas property	$1,028,000

The accompanying notes are an integral part of these condensed consolidated financial statements

IGNIS PETROLEUM GROUP, INC.
SELECTED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2005

Note 1
Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions of Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. The preparation requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results may differ from these estimates. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending June 30, 2006.

For further information, refer to the financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB for the period December 9, 2004 (inception) to June 30, 2005 as filed with the Securities and Exchange Commission.

Note 2
Nature of Operations

Ignis Petroleum Group, Inc., formerly Sheer Ventures, Inc., was incorporated in the State of Nevada on April 30, 2004. Ignis Petroleum Corporation, our wholly-owned subsidiary, was incorporated in the State of Nevada on December 9, 2004. Ignis Petroleum Group, Inc. and the stockholders of Ignis Petroleum Corporation consummated a transaction accounted for as a reverse merger on May 16, 2005.

We own a 75% working interest, which is equal to a fifty-two and five tenths percent (52.5%) net revenue interest in two oil, gas and mineral leases in Louisiana and Alabama, respectively. We also hold a 25% working interest, which we purchased in exchange for carrying 35% of the cost to drill and test the well, in a property located in Chambers County, Texas through a participation agreement with an industry partner.

As of and for the period December 9, 2004 (inception) to June 30, 2005 we were a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7. Subsequent to September 30, 2005, we commenced revenue-generating oil and gas production and have proved oil and gas reserves in a property located in Chambers County, Texas.

Note 3
Acquisition

On May 16, 2005, pursuant to a Stock Exchange Agreement dated May 11, 2005, we issued 9,600,000 restricted shares of our common stock in exchange for all 1,600,000 issued and outstanding shares of common stock of Ignis Petroleum Corporation. As a result of this transaction Ignis Petroleum Corporation became a wholly owned subsidiary of ours. The completed stock exchange was accounted for as a reverse acquisition in accordance with Statement of Financial Accounting Standards No. 141 (“SFAS 141”), “Business Combinations” in which we were acquired by Ignis Petroleum Corporation. Also on May 16, 2005, pursuant to a Stock Purchase Agreement dated May 11, 2005, D.B. Management Ltd., a corporation owned and controlled by Doug Berry, who was our president and sole director at that time, sold 11,640,000 shares of our common stock to six individuals, including Philipp Buschmann, the sole officer and director of Ignis Petroleum Corporation, for $.10 per share for a total purchase price of $194,000.

Note 4
Property and equipment

As of September 30, 2005, we have concluded that the property located in Chambers County, Texas contains proved oil and gas reserves.

IGNIS PETROLEUM GROUP, INC.
SELECTED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2005

Property and equipment consisted of the following at September 30, 2005:

Oil and gas properties:
Proved	$1,124,529
Unproved	2,582,993
$3,707,522

On September 1, 2005, Ignis Petroleum Corporation entered into a letter agreement with Argyle Energy, Inc. and Bayou City Exploration, Inc. (f/k/a Blue Ridge Energy, Inc.) wherein it was agreed that the deadline for Ignis Petroleum Corporation to spud the initial well on the North Wright Prospect Area would be extended from September 30, 2005 until March 31, 2006. On September 29, 2005, Ignis Petroleum Corporation entered into a letter agreement with Argyle and Bayou City Exploration wherein it was agreed that the deadline for Ignis Petroleum Corporation to spud the initial well on the Barnett Crossroads Prospect Area would be extended from September 30, 2005 until March 31, 2006. As part of the two letter agreements described above in this paragraph, we agreed that Bayou City Exploration’s right to collect a management fee from us of $10,000 per month per well for engineering services related to permitting and planning of the wells per the operating agreements arose effective September 1, 2005.

Note 5
Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. We have incurred net operating losses of approximately $1,180,000. Pursuant to SFAS No. 109 we are required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because we cannot be assured it is more likely than not we will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at September 30, 2005, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

Net Operating Loss	$1,180,000
Statutory Tax Rate	34%
Deferred tax asset	$401,200
Valuation allowance	$(401,200)
Net Deferred Tax Asset	$—

Note 6
Stockholders’ Equity

On April 22, 2005, we acquired a working interest in two oil, gas and mineral leases in Louisiana and Alabama, respectively, for an aggregate of $1,500,000. We financed the acquisitions with one year 8% convertible promissory notes. These notes were convertible into our common stock at a price of $.50 per share. The notes could have been converted into our common stock in whole or part anytime after August 15, 2005. On September 22, 2005, all principal and accrued interest on such notes were converted into 3,100,000 shares of our common stock. The shares were issued without registration under the Securities Act of 1933, as amended, in reliance on the exemption provided by Regulation S as an offer and sale that occurred outside the United States and/or Rule 506 and/or Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.  No underwriters were used. In the event we did not commence actual drilling operations on or before September 30, 2005 we were to deliver assignments of the acquired interest back to the seller with no further force or effect on either party. This deadline was extended until March 31, 2006 in exchange for 400,000 shares of our common stock. The shares were issued without registration under the Securities Act of 1933, as amended, in reliance on the exemption provided by Regulation S as an offer and sale that occurred outside the United States and/or Rule 506 and/or Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.  No underwriters were used. This common stock issuance was valued at $1,028,000 or $2.57 per share, which was the market value of our common stock on September 30, 2005.

IGNIS PETROLEUM GROUP, INC.
SELECTED NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
SEPTEMBER 30, 2005

On July 26, 2005, we sold 3,000,000 units to Petrofinanz GMBH, a private investment group in the Marshall Islands, for $0.50 per unit for an aggregate purchase price of $1,500,000. Each unit consisted of one share of our common stock and one warrant to purchase one share of our common stock for $1.50 per share until July 2006. The units were sold in a private sale without registration under the Securities Act of 1933, as amended, in reliance on the exception provided by Regulation S as an offer and sale that occurred outside the United States and/or Rule 506 and/or Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. A total of $1,200,000 of the purchase price was received and was directly used to fund the drilling of a single well in which we own a 25% working interest in a prospect located in Chambers County, Texas through a participation agreement. The remaining $300,000 is to be used for working capital. As of September 30, 2005, only $1,450,000 of the commitment had been received from Petrofinanz.

On August 15, 2005, we issued 240,000 shares of common stock to Douglas Berry as compensation for his services as one of our directors. The shares were issued without registration under the Securities Act of 1933, as amended, in reliance on the exemption provided by Rule 506 and/or Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.  No underwriters were used. These shares were valued at $372,000 or $1.55 per share, the fair market value of the common stock at the date of grant.

On August 25, 2005, we issued 150,000 shares of common stock to our chief executive officer, Michael Piazza, for compensation as provided in his employment agreement. The shares were issued without registration under the Securities Act in reliance on the exemption provided by Rule 506 and/or Section 4(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering. No underwriters were used. These shares were valued at $207,000 or $1.38 per share, the fair market value of the common stock at the date such shares were earned under the terms of Mr. Piazza’s employment agreement.

Note 7
Related Party Transactions

At September 30, 2005, our chief operating officer, Mr. Philipp Buschmann, was due $13,000 in the form of unpaid salary and expense account reimbursement. This amount is unsecured, non-interest bearing and was paid in October 2005.

At September 30, 2005, our chief executive officer, Mr. Michael Piazza, was due $14,643 in the form of unpaid salary and expense account reimbursement. This amount is unsecured, non-interest bearing and was paid in October 2005.

Note 8
Subsequent Events

We have signed a letter of intent with an industry partner to purchase a 17.5% working interest in the Ginger Quill prospect located in Chambers County, Texas. The prospect is estimated by the partner to hold oil and gas reserves in excess of 8.5 billion cubic feet of gas equivalent.

We have also signed a letter of intent with an industry partner to purchase a 25% working interest in a prospect located in Iberville Parish, Louisiana. The prospect is estimated by the partner to hold oil and gas reserves in excess of 30 billion cubic feet of gas equivalent. According to the letter of intent, we will participate in the drilling of the initial test well sufficient to test various shallow Miocene Sands as well as the deeper Oligocene Cibicides Hazzardi Sands. In exchange for paying twenty-five percent (25%) of the test well costs and lease bonus, rental and geological and geophysical costs already expended, we will receive a twenty-five percent (25%) working interest in the test well before payout of the test well and a twenty percent (20%) working interest after payout of the test well or as of the commencement of drilling of any subsequent well on the leases. We plan to enter into a mutually acceptable Participation Agreement and Operating Agreement, naming the partner as Operator, before the end of the year. Drilling of the test well is expected to begin before the end of March 2006.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our stockholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our stockholders (through stockholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$3,531.00
Accounting fees and expenses	10,000.00	*
Legal fees and expenses	40,000.00	*
Miscellaneous	5,000.00
TOTAL	$58,531.00	*

*	Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

We issued 2,000,000 shares of our common stock to Mr. Doug Berry on May 25, 2004.  Mr. Berry was at that point our president, secretary, treasurer, chief executive officer and a director.  Mr. Berry acquired these 2,000,000 shares at a price of $0.001 per share for total proceeds to us of $2,000.00.  The securities were issued in a private placement transaction pursuant to Regulation S under the Securities Act of 1933, as amended.

We completed an offering of 3,000,000 shares of our common stock at a price of $0.01 per share to 30 purchasers on June 25, 2004. The total amount received from this offering was $30,000.  We completed this offering pursuant to Regulation S of the Securities Act.

We completed an offering of 200,000 shares of our common stock at a price of $0.10 per share to six purchasers on June 30, 2004. The total amount received from this offering was $20,000.  We completed this offering pursuant to Regulation S of the Securities Act.

On May 16, 2005, we issued an aggregate of 1,600,000 shares of our common stock to the stockholders of Ignis Petroleum Corporation in exchange for 1,600,000 shares of Ignis Petroleum Corporation. The shares were issued in reliance on the exemption provided by Regulation S as an offer and sale that occurred outside the United States and/or Rule 506 and/or Section 4(2) of the Securities Act.

Effective on June 13, 2005, we declared a stock dividend of five shares of common stock for each one share of common stock outstanding.

In July 2005, we issued 150,000 shares of common stock to Michael Piazza pursuant to his employment agreement. This issuance is considered exempt pursuant to Section 4(2) of the Securities Act.

In October 2005, we issued 350,000 shares of common stock to Michael Piazza pursuant to his employment agreement. This issuance is considered exempt pursuant to Rule 506 and/or Section 4(2) of the Securities Act of 1933

On June 15, 2005, we issued 400,000 shares of our common stock to Petrofinanz GmbH, a Marshall Islands limited liability company, at a price of $0.50 per share for a total of $200,000. The shares were issued in reliance on the exemption provided by Regulation S as an offer and sale that occurred outside the United States and/or Rule 506 and/or Section 4(2) of the Securities Act.

On August 15, 2005, we issued 240,000 shares of our common stock to D.B Management, LTD., a company owned and controlled by Doug Berry, who was then a director of ours, in consideration for his services as one of our directors. This issuance is considered exempt pursuant to Section 4(2) of the Securities Act.

On August 17, 2005, we issued 59,375 shares of common stock to Alexander A. Kulpecz for consulting services to us in the position of Executive Advisor. This issuance is considered exempt pursuant to Section 4(2) of the Securities Act.

On August 17, 2005, we issued 25,000 shares of common stock to Frederick C. Stein for consulting services to us in the position of Executive Advisor. This issuance is considered exempt pursuant to Section 4(2) of the Securities Act.

On August 25, 2005, we issued 43,750 shares of common stock to Joseph Gittelman for consulting services to us in the position of Exploration Advisor. This issuance is considered exempt pursuant to Section 4(2) of the Securities Act.

On September 22, 2005, we issued 3,100,000 shares of common stock upon conversion of convertible promissory notes in an aggregate amount of outstanding principal and interest of $1,550,000. The shares were issued in reliance on the exemption provided by Regulation S as an offer and sale that occurred outside the United States and/or Rule 506 and/or Section 4(2) of the Securities Act.

On September 30, 2005, we agreed to issue an aggregate of 400,000 shares of our common stock to Newton Properties, Inc. at an agreed value of $1.00 per share in exchange for its agreement to allow us additional time to spud wells on oil and gas leases. The shares were issued in reliance on the exemption provided by Regulation S as an offer and sale that occurred outside the United States and/or Rule 506 and/or Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering. No underwriters were used.

On October 18, 2005, we entered into a subscription agreement with Petrofinanz GmbH pursuant to which Petrofinanz purchased 133,333 units, at a price of $1.50 per unit, with each unit consisting of one share of our common stock and one 2-year warrant to purchase one share of our common stock at an exercise price of $2.00 per share. The shares and warrants were issued in reliance on the exemption provided by Regulation S as an offer and sale that occurred outside the United States and/or Rule 506 and/or Section 4(2) of the Securities Act.

On October 21, 2005, we issued 50,000 shares to three affiliates of Stonegate Securities, Inc., for compensation relating to Stonegate acting as our placement agent. The shares were issued in reliance on the exemption provided by Rule 506 and/or Section 4(2) of the Securities Act.

On October 28, 2005, we entered into a subscription agreement with Petrofinanz GmbH pursuant to which Petrofinanz purchased 80,000 units, at a price of $1.25 per unit, with each unit consisting of one share of our common stock and one 2-year warrant to purchase one share of our common stock at an exercise price of $2.00 per share. The shares and warrants were issued in reliance on the exemption provided by Regulation S as an offer and sale that occurred outside the United States and/or Rule 506 and/or Section 4(2) of the Securities Act.

To obtain funding for our ongoing operations, we entered into a securities purchase agreement with Cornell Capital Partners, LP, an accredited investor, on January 5, 2006, and amended on February 9, 2006,  for the sale of $5,000,000 in secured convertible debentures and 5,774,592 warrants. This prospectus relates to the resale of the common stock underlying the secured convertible debentures and warrants. The investors are obligated to provide us with an aggregate of $5,000,000 as follows:

●    $2,500,000 was disbursed on January 5, 2006;

●    $1,500,000 was disbursed on February 9, 2006; and

●    $1,000,000 will be disbursed within five days after the effectiveness of this registration statement.

Accordingly, we have received a total of $4,000,000 pursuant to the securities purchase agreement.

The secured convertible debentures bear interest at 7%, mature three years from the date of issuance, and are convertible into our common stock, at the selling stockholder’s option, at the lower of (i) $0.93 or (ii) 94% of the lowest volume weighted average prices of our common stock, as quoted by Bloomberg, LP, during the 30 trading days immediately preceding the date of conversion. The investor has contractually agreed to restrict its ability to convert the secured convertible debentures or exercise the warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of common stock. If the conversion price is less than $0.93, Holder may not convert more than $425,000 of secured convertible debentures in any month, unless we waive such restriction. If the conversion price is equal to or greater than $0.93, there is no restriction on the amount that the warrant holder can convert in any month.

In connection with the securities purchase agreement, we agreed to issue Cornell warrants to purchase 3,086,420 shares of our common stock exercisable for a period of five years at an exercise price of $0.81 and warrants to purchase 2,688,172 shares of our common stock, exercisable for a period of five years at an exercise price of $0.93. All of the warrants were issued upon closing. We have the option to force the holder to exercise the warrants, as long as that the shares underlying the warrants are registered pursuant to an effective registration statement, if our closing bid price trades above certain levels. If the closing bid price of our common stock is greater than or equal to $1.10 for a period of 15 consecutive trading days prior to the forced conversion, we can force the warrant holder to exercise the warrants exercisable at a price of $0.81. If the closing bid price of our common stock is greater than or equal to $1.23 for a period of 15 consecutive trading days prior to the forced conversion, we can force the warrant holder to exercise the warrants exercisable at a price of $0.93.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date provided that the closing bid price of our common stock, is less than $0.93 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 15% redemption premium, and accrued interest.

On January 5, 2006, we issued 75,000 shares to three affiliates of Stonegate Securities, Inc., for compensation relating to Stonegate acting as our placement agent. The shares were issued in reliance on the exemption provided by Rule 506 and/or Section 4(2) of the Securities Act.

On January 20, 2006, we issued 30,000 shares of common stock to Roger A. Leopard for services to us as a director. This issuance is considered exempt pursuant to Section 4(2) of the Securities Act.

On January 20, 2006, we issued 30,000 shares of common stock to Geoff Evett for services to us as a director. This issuance is considered exempt pursuant to Section 4(2) of the Securities Act.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Ignis Petroleum Group, Inc. or executive officers of Ignis Petroleum Group, Inc. and transfer was restricted by Ignis Petroleum Group, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings. Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to “the Company” in this Exhibit List mean Ignis Petroleum Group, Inc., a Nevada corporation.

Exhibit No.	Description

3.1
Articles of Incorporation and amendments, filed as an exhibit to the annual report on Form 10-KSB filed with the Securities and Exchange Commission on October 13, 2005 and incorporated herein by reference.

3.2	Bylaws of the Company, filed as an exhibit to the annual report on Form 10-KSB filed with the Securities and Exchange Commission on October 13, 2005 and incorporated herein by reference.

4.1	Amended and Restated Securities Purchase Agreement, dated February 9, 2006, by and between Ignis Petroleum Group, Inc. and Cornell Capital Partners, LP (filed herewith).

4.2
Secured Convertible Debenture issued to Cornell Capital Partners, LP by Ignis Petroleum Group, Inc., dated January 5, 2006, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2006 and incorporated herein by reference.

4.3
Warrant to purchase 3,086,420 shares of Common Stock, dated January 5, 2006, issued to Cornell Capital Partners, LP, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2006 and incorporated herein by reference.

4.4
Warrant to purchase 2,688,172 shares of Common Stock, dated January 5, 2006, issued to Cornell Capital Partners, LP, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2006 and incorporated herein by reference.

4.5	Amended and Restated Registration Rights Agreement, dated February 9, 2006, by and between Ignis Petroleum Group, Inc. and Cornell Capital Partners, LP (filed herewith).

4.6	Amended and Restated Security Agreement, dated February 9, 2006, by and between Ignis Petroleum Group, Inc. and Cornell Capital Partners, LP (filed herewith).

4.7
Insider Pledge and Escrow Agreement, dated January 5, 2006, by and among Ignis Petroleum Group, Inc., Cornell Capital Partners, LP, Phillip Buschmann, Michael Piazza and David Gonzalez, Esq. as escrow agent, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2006 and incorporated herein by reference.

4.8
Pledge and Escrow Agreement, dated January 5, 2006, by and among Ignis Petroleum Group, Inc., Cornell Capital Partners, LP and David Gonzalez, Esq. as escrow agent, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2006 and incorporated herein by reference.

4.9	Escrow Termination Agreement, dated February 9, 2006, by and among Ignis Petroleum Group, Inc., Cornell Capital Partners, LP and David Gonzalez, Esq. (filed herewith).

4.10	Secured Convertible Debenture issued to Cornell Capital Partners, LP by Ignis Petroleum Group, Inc., dated February 9, 2006 (filed herewith).

5.1	Sichenzia Ross Friedman Ference LLP Opinion and Consent (filed herewith).

10.1
Stock exchange agreement, dated May 11, 2005, by and among Sheer Ventures, Inc. and shareholders of Ignis Petroleum Corporation, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.2
Letter Agreement, dated March 31, 2005, by and among Argyle Energy, Inc., Newton Properties, Inc. and Blue Ridge Energy, Inc. regarding Barnett Crossroads Prospect Area, Escambia County, Alabama, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.3
Letter Agreement, dated March 31, 2005, by and among Argyle Energy, Inc., Newton Properties, Inc. and Blue Ridge Energy, Inc. regarding North Wright Prospect Area, Acadia Parish, Louisiana, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.4
Letter Agreement, dated April 22, 2005, by and between Newton Properties, Inc. and Ignis Petroleum Corporation regarding Barnett Crossroads Prospect Area, Escambia County, Alabama, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.5
Letter Agreement, dated April 22, 2005, by and between Newton Properties, Inc. and Ignis Petroleum Corporation regarding North Wright Prospect Area, Acadia Parish, Louisiana, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.6
Letter Agreement, dated September 29, 2005, by and among Argyle Energy, Inc., Ignis Petroleum Corporation and Bayou City Exploration, Inc. (f/k/a Blue Ridge Energy, Inc.) regarding Barnett Crossroads Prospect Area, Escambia County, Alabama, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.7
Letter Agreement, dated September 1, 2005, by and among Argyle Energy, Inc., Ignis Petroleum Corporation and Bayou City Exploration, Inc. (f/k/a Blue Ridge Energy, Inc.) regarding North Wright Prospect Area, Acadia Parish, Louisiana, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.8
Letter Agreement, dated September 22, 2005, by and among Ignis Petroleum Group, Inc., Newton Properties, Inc. and Ignis Petroleum Corporation regarding $375,000 convertible note, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.9
Letter Agreement, dated September 22, 2005, by and among Ignis Petroleum Group, Inc., Newton Properties, Inc. and Ignis Petroleum Corporation regarding $1,125,000 convertible note, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.10
Letter Agreement, dated September 30, 2005, by and among Ignis Petroleum Group, Inc., Newton Properties, Inc. and Ignis Petroleum Corporation regarding Barnett Crossroads Prospect, Escambia County, Alabama, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.11
Letter Agreement, dated September 30, 2005, by and among Ignis Petroleum Group, Inc., Newton Properties, Inc. and Ignis Petroleum Corporation regarding North Wright Prospect, Acadia Parish, Louisiana, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.12
Letter Agreement, dated April 21, 2005, by and between Ignis Petroleum Corporation and Michael P. Piazza, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.13
Letter Agreement, dated September 22, 2005, by and among Ignis Petroleum Group, Inc., Ignis Petroleum Corporation and Michael P. Piazza, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.14
Letter Agreement, dated August 8, 2005, by and between Ignis Petroleum Group, Inc. and Alexander A. Kulpecz, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.15
Letter Agreement, dated August 17, 2005, by and between Ignis Petroleum Group, Inc. and Frederick C. Stein, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.16
Letter Agreement, dated August 17, 2005, by and between Ignis Petroleum Group, Inc. and Joseph Gittelman, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.17
Participation agreement, dated June 14, 2005, by and between Ignis Petroleum Corporation and Kerr-McGee Oil & Gas Onshore LP. d/b/a KMOG Onshore LP, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.18
Stock Purchase Agreement, dated June 15, 2005, by and among Sheer Ventures, Inc. and Petrofinanz GmbH, filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2005 and incorporated herein by reference.

10.19
Placement Agency Agreement, dated as of October 21, 2005, by and between Ignis Petroleum Group, Inc. and Stonegate Securities, Inc., filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2006 and incorporated herein by reference.

10.20
Amendment to Placement Agency Agreement, dated December 29, 2005, by and between Ignis Petroleum Group, Inc. and Stonegate Securities, Inc., filed as an exhibit to the current report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2006 and incorporated herein by reference.

21.1	List of subsidiaries (filed herewith).

23.1	Consent of De Meo, Young McGrath (filed herewith).

23.2	Consent of legal counsel (see Exhibit 5.1).

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1)    File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)    Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)    Include any additional or changed material information on the plan of distribution.

(2)    For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)    File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)    For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)    Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on February 10, 2006.

IGNIS PETROLEUM GROUP, INC.

Date: February 10, 2006	By:	/s/ MICHAEL P. PIAZZA
Michael P. Piazza
President, Chief Executive Officer, Treasurer and Director

Date: February 10, 2006	By:	/s/ TIMOTHY HART
Timothy Hart
Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ MICHAEL P. PIAZZA	President, Chief Executive Officer and Director	February 10, 2006
Michael P. Piazza

/s/ TIMOTHY HART	Chief Financial Officer, Principal Financial Officer	February 10, 2006
Timothy Hart	and Principal Accounting Officer

/s/ PHILIPP BUSCHMANN	Director	February 10, 2006
Philipp Buschmann

/s/ GEOFFREY EVETT	Director	February 10, 2006
Geoffrey Evett

	Director	February 10, 2006
Roger Leopard